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                                                                 EXHIBIT 10


                          SECOND AMENDED AND RESTATED

                           REVOLVING CREDIT AGREEMENT

                           dated as of June 30, 1997

                                     among

                                 HBO & COMPANY,

                           HBO & COMPANY OF GEORGIA,

    BANKBOSTON, N.A. (formerly known as The First National Bank of Boston),

                           NATIONSBANK OF TEXAS, N.A.

     and the other lending institutions set forth on Schedule 1 hereto,

                                      and

                               BANKBOSTON, N.A.,

     as Agent with BancBoston Securities Inc. having acted as Arranger



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                               TABLE OF CONTENTS

1.  DEFINITIONS AND RULES OF INTERPRETATION.................................    1
       1.1.  Definitions....................................................    1
       1.2.  Rules of Interpretation........................................   13

2.  THE REVOLVING CREDIT FACILITY...........................................   14
       2.1.  Commitment to Lend.............................................   14
       2.2.  Commitment Fee.................................................   14
       2.3.  Reduction of Total Commitment..................................   15
       2.4.  The Revolving Credit Notes.....................................   15
       2.5.  Interest on Revolving Credit Loans.............................   15
       2.6.  Requests for Revolving Credit Loans............................   16
       2.7.  Conversion Options.............................................   16
                2.7.1.  Conversion to Different Type
                          of Revolving Credit Loan..........................   16
                2.7.2.  Continuation of Type of
                          Revolving Credit Loan.............................   17
                2.7.3.  LIBOR Rate Loans....................................   17
       2.8.  Funds for Revolving Credit Loan................................   17
                2.8.1.  Funding Procedures..................................   17
                2.8.2.  Advances by Agent...................................   18

3. REPAYMENT OF THE REVOLVING CREDIT LOANS..................................   18
       3.1.  Maturity.......................................................   18
       3.2.  Mandatory Repayments of Revolving Credit
              Loans.........................................................   19
       3.3.  Optional Repayments of Revolving Credit
              Loans.........................................................   19

4. LETTERS OF CREDIT........................................................   19
       4.1.  Letter of Credit Commitments...................................   19
                4.1.1.  Commitment to Issue Letters of Credit...............   19
                4.1.2.  Letter of Credit Applications.......................   20
                4.1.3.  Terms of Letters of Credit..........................   20
                4.1.4.  Reimbursement Obligations of Banks..................   20
                4.1.5.  Participations of Banks.............................   20
       4.2.  Reimbursement Obligation of the Borrower.......................   21
       4.3.  Letter of Credit Payments......................................   21
       4.4.  Obligations Absolute...........................................   22
       4.5.  Reliance by Issuer.............................................   23
       4.6.  Letter of Credit Fee...........................................   23

5. CERTAIN GENERAL PROVISIONS...............................................   23
       5.1.  Fees...........................................................   23
       5.2.  Funds for Payments.............................................   24
                5.2.1.  Payments to Agent...................................   24
                5.2.2.  No Offset, etc.  ...................................   24
       5.3.  Computations...................................................   25
       5.4.  Inability to Determine LIBOR Rate..............................   25
       5.5.  Illegality.....................................................   25
       5.6.  Additional Costs, etc.  .......................................   26
       5.7.  Capital Adequacy...............................................   27
       5.8.  Certificate....................................................   28

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                                     -ii-

       5.9.  Indemnity......................................................   28
       5.10. Interest After Default.........................................   28
                5.10.1.  Overdue Amounts....................................   28
                5.10.2.  Amounts Not Overdue................................   29

6.  GUARANTY................................................................   29

7.  REPRESENTATIONS AND WARRANTIES..........................................   29
       7.1.  Corporate Authority............................................   29
                7.1.1.   Incorporation; Good Standing.......................   29
                7.1.2.   Authorization......................................   29
                7.1.3.   Enforceability.....................................   30
       7.2.   Governmental Approvals........................................   30
       7.3.   Title to Properties; Leases...................................   30
       7.4.   Financial Statements..........................................   30
       7.5.   No Material Changes, etc.  ...................................   31
       7.6    Franchises, Patents, Copyrights, etc.  .......................   31
       7.7    Litigation....................................................   31
       7.8    No Materially Adverse Contracts, etc. ........................   31
       7.9.   Compliance with Other Instruments, Laws, etc.  ...............   32
       7.10.  Tax Status....................................................   32
       7.11.  No Event of Default...........................................   32
       7.12.  Holding Company and Investment Company Acts...................   32
       7.13.  Absence of Financing Statements, etc.  .......................   32
       7.14.  Certain Transactions..........................................   33
       7.15.  Employee Benefit Plans........................................   33
                7.15.1.  In General.........................................   33
                7.15.2.  Terminability of Welfare Plans.....................   33
                7.15.3.  Guaranteed Pension Plans...........................   33
                7.15.4.  Multiemployer Plans................................   34
       7.16.  Regulations U and X...........................................   34
       7.17.  Environmental Compliance......................................   34
       7.18.  Subsidiaries, etc.  ..........................................   36
       7.19.  No Amendments to Certain Documents............................   36
       7.20.  Disclosure....................................................   36

8.  AFFIRMATIVE COVENANTS OF THE BORROWER...................................   37
       8.1.   Punctual Payment..............................................   37
       8.2.   Maintenance of Office.........................................   37
       8.3.   Records and Accounts..........................................   37
       8.4.   Financial Statements, Certificates and Information............   38
       8.5.   Notices.......................................................   39
                8.5.1.  Defaults............................................   39
                8.5.2.  Environmental Events................................   39
                8.5.3.  Notice of Litigation and Judgments..................   39
       8.6.   Corporate Existence; Maintenance of Properties................   40
       8.7.   Insurance.....................................................   40
       8.8.   Taxes.........................................................   41
       8.9.   Inspection of Properties and Books, etc.......................   41
                8.9.1.  General.............................................   41

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                                      -iii-


                8.9.2. Communications with Accountants......................   41
        8.10.  Compliance with Laws, Contracts, Licenses, and Permits.......   41
        8.11.  Employee Benefit Plans.......................................   42
        8.12.  Use of Proceeds..............................................   42
        8.13.  Further Assurances...........................................   42

9.  CERTAIN NEGATIVE COVENANTS OF THE BORROWER..............................   42
        9.1.   Restrictions on Indebtedness.................................   43
        9.2.   Restrictions on Liens........................................   43
        9.3.   Restrictions on Investments..................................   44
        9.4.   Distributions................................................   45
        9.5.   Merger, Consolidation and Disposition of Assets..............   45
                9.5.1. Mergers and Acquisitions.............................   45
                9.5.2. Disposition of Assets................................   46
        9.6.   Compliance with Environmental Laws...........................   46
        9.7.   Employee Benefit Plans.......................................   46

10. FINANCIAL COVENANTS OF THE BORROWER.....................................   47
        10.1.  Operating Cash Flow to Total Debt Service....................   47
        10.2.  Leverage Ratio...............................................   47
        10.3.  Minimum Tangible Net Worth...................................   47

11.  CLOSING CONDITIONS.....................................................   47
        11.1.  Loan Documents...............................................   48
        11.2.  Certified Copies of Charter Documents........................   48
        11.3.  Corporate Action.............................................   48
        11.4.  Incumbency Certificate.......................................   48
        11.5.  Certificates of Insurance....................................   48
        11.6.  Solvency Certificate.........................................   48
        11.7.  Opinion of Counsel...........................................   49
        11.8.  Payment of Fees..............................................   49
        11.9.  Disbursement Instructions....................................   49

12. CONDITIONS TO ALL BORROWINGS............................................   49
        12.1.  Representations True; No Event of Default....................   49
        12.2.  No Legal Impediment..........................................   50
        12.3.  Governmental Regulation......................................   50
        12.4.  Proceedings and Documents....................................   50

13. EVENTS OF DEFAULT; ACCELERATION; ETC.  .................................   50
        13.1.  Events of Default and Acceleration...........................   50
        13.2.  Termination of Commitments...................................   54
        13.3.  Remedies.....................................................   54
        13.4.  Distribution of Proceeds.....................................   54

14. SETOFF..................................................................   55

15.  THE AGENT..............................................................   56
        15.1.  Authorization................................................   56
        15.2.  Employees and Agents.........................................   57
        15.3.  No Liability.................................................   57
        15.4.  No Representations...........................................   57
        15.5.  Payments.....................................................   58


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                                      -iv-


                15.5.1.  Payments to Agent..................................   58
                15.5.2.  Distribution by Agent..............................   58
                15.5.3.  Delinquent Banks...................................   58
        15.6.  Holders of Revolving Credit Notes............................   59
        15.7.  Indemnity....................................................   59
        15.8.  Agent as Bank................................................   59
        15.9.  Resignation..................................................   59
        15.10. Notification of Defaults and Events of Default...............   60

16. EXPENSES................................................................   60

17. INDEMNIFICATION.........................................................   61

18. SURVIVAL OF COVENANTS, ETC.  ...........................................   61

19. ASSIGNMENT AND PARTICIPATION............................................   62
        19.1.  Conditions to Assignment by Banks............................   62
        19.2.  Certain Representations and Warranties;
                  Limitations; Covenants....................................   62
        19.3.  Register.....................................................   64
        19.4.  New Revolving Credit Notes...................................   64
        19.5.  Participations...............................................   64
        19.6.  Disclosure...................................................   65
        19.7.  Assignee or Participant Affiliated with the Borrower.........   65
        19.8.  Miscellaneous Assignment Provisions..........................   65
        19.9.  Assignment by Borrower.......................................   66

20. NOTICES, ETC.  .........................................................   66

21. GOVERNING LAW...........................................................   67

22. HEADINGS................................................................   67

23. COUNTERPARTS............................................................   67

24. ENTIRE AGREEMENT, ETC.  ................................................   68

25. WAIVER OF JURY TRIAL....................................................   68

26. CONSENTS, AMENDMENTS, WAIVERS, ETC.   ..................................   68

27. SEVERABILITY............................................................   69

28. TRANSITIONAL ARRANGEMENTS...............................................   69
        28.1. Original Credit Agreement Superseded..........................   69
        28.2. Return and Cancellation of Revolving Credit Notes.............   69
        28.3. Interest and Fees Under Superseded Agreement..................   69

29. CONFIDENTIALITY.........................................................   69

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                             SECOND AMENDED AND RESTATED
                              REVOLVING CREDIT AGREEMENT

     This SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT is made as of June 30, 1997, by and among HBO & COMPANY, a Delaware corporation ("HBOC"), HBO & COMPANY OF GEORGIA, a Delaware corporation having its principal place of business at 301 Perimeter Center North, Atlanta, Georgia 30346 (the "Borrower"), BANKBOSTON, N.A. (formerly known as The First National Bank of Boston), a national banking association, NATIONSBANK OF TEXAS, N.A., a national banking association and the other lending institutions listed on Schedule 1 hereto and BANKBOSTON, N.A. as agent for itself and such other lending institutions.

     WHEREAS, pursuant to an Amended and Restated Revolving Credit and Term Loan Agreement dated as of May 27, 1994 (as amended from time to time, the "Original Credit Agreement"), by and among HBOC, the Borrower, certain of the Banks (as hereinafter defined) and the Agent (as hereinafter defined), the Banks party thereto made a term loan to the Borrower for the purpose of financing an acquisition and made available revolving credit loans for general corporate and working capital purposes; and

     WHEREAS, HBOC and the Borrower have requested, among other things, to amend and restate the Original Credit Agreement and to provide additional financing, to refinance certain Indebtedness (as hereinafter defined) and for working capital and general corporate purposes, and the Banks are willing to amend and restate the Original Credit Agreement and to provide such additional financing on the terms and conditions set forth herein;

     NOW, THEREFORE, HBOC, the Borrower, the Banks and the Agent agree that on the Closing Date (as hereinafter defined) the Original Credit Agreement is hereby amended and restated in its entirety and shall remain in full force and effect only as set forth herein.

     1.  DEFINITIONS AND RULES OF INTERPRETATION.

     1.1  Definitions.   The following terms shall have the meanings set
forth in this Section 1 or elsewhere in the provisions of this Credit Agreement referred to below:

     Affiliate. Any Person that would be considered to be an affiliate of the Borrower under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if the Borrower were issuing securities.

     Agent's Head Office. The Agent's head office located at 100 Federal Street, Boston, Massachusetts 02110, or at such other location as the Agent may designate in writing from time to time.

     Agent. BankBoston, N.A. (formerly known as The First National Bank of Boston) acting as agent for the Banks.

     Agent's Special Counsel. Bingham, Dana & Gould LLP or such other counsel as may be approved by the Agent.

     Assignment and Acceptance.  See Section 19.1.

     Balance Sheet Date.  March 31, 1997.

     Banks. BKB, NationsBank of Texas, N.A. and the other lending institutions listed on Schedule 1 hereto and any other Person who becomes an assignee of any rights and obligations of a Bank pursuant to Section 19.

     Base Rate. The higher of (a) the annual rate of interest announced from time to time by BKB at its head office in Boston, Massachusetts, as its "base rate" and (b) one-half of one percent (1/2%) above the Federal Funds Effective Rate. For the purposes of this definition, "Federal Funds Effective Rate" shall mean for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three funds brokers of recognized standing selected by the Agent.

     Base Rate Loans. Revolving Credit Loans bearing interest calculated by reference to the Base Rate.

     BKB. BankBoston, N.A. (formerly known as The First National Bank of Boston), a national banking association, in its individual capacity.

     Borrower.  As defined in the preamble hereto.

     Business Day. Any day on which banking institutions in Boston, Massachusetts, are open for the transaction of banking business and, in the case of LIBOR Rate Loans, also a day which is a LIBOR Business Day.

     Capital Assets. Fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will); provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with generally accepted accounting principles.

     Capital Expenditures. Amounts paid or indebtedness incurred by the Borrower or any of its Subsidiaries in connection with the purchase or lease by the Borrower or any of its Subsidiaries of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with generally accepted accounting principles or the lease of any assets by the Borrower or any of its Subsidiaries as lessee, under any Synthetic Lease to the extent that such assets would have been Capital Assets had the Synthetic Lease been treated for accounting purposes as a Capitalized Lease.

     Capitalized Leases. Leases under which the Borrower or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with generally accepted accounting principles.

     Cash Investment Policy. The Cash Investment Policy of HBOC and its Subsidiaries, dated as of a date on or prior to the Closing Date and in form and substance satisfactory to the Agent.

     CERCLA.  See Section 7.18.

     Closing Date.  The first date on which the conditions set forth in
Section 11 have been satisfied and any Revolving Credit Loans are to be made or any Letter of Credit is to be issued hereunder.

     Code.  The Internal Revenue Code of 1986.


     Commitment. With respect to each Bank, the amount set forth on Schedule 1 hereto as the amount of such Bank's commitment to make Revolving Credit Loans to the Borrower, as the same may be reduced from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero.

     Commitment Percentage. With respect to each Bank, the percentage set forth on Schedule 1 hereto as such Bank's percentage of the aggregate Commitments of all of the Banks, and with respect to the Letters of Credit, the percentage amount of each Bank as set forth on Schedule 1 hereto.

     Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of HBOC, the Borrower and their Subsidiaries, consolidated in accordance with generally accepted accounting principles.

     Consolidated Net Income (or Deficit). The consolidated net income (or deficit) of HBOC, the Borrower and their Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with generally accepted accounting principles.

     Consolidated Net Worth. The excess of Consolidated Total Assets over Consolidated Total Liabilities, less, to the extent otherwise includable in the computations of Consolidated Net Worth, any subscriptions receivable.

     Consolidated Operating Cash Flow.  For any quarter, an amount equal to
(a) EBITDA for such period, less (b) the sum of (i) cash payments for all taxes paid during such period, plus (ii) Capital Expenditures made during the immediately preceding twelve month period, divided by four, plus (iii) the portion of the costs of software development required to be capitalized pursuant to Financial Accounting Standards Board Statement No. 86.

     Consolidated Tangible Net Worth. The excess of Consolidated Total Assets over Consolidated Total Liabilities, and less the sum of:

          (a) the total book value of all assets of HBOC, the Borrower and their Subsidiaries properly classified as intangible assets under generally accepted accounting principles, including such items as good will, the purchase price of acquired assets in excess of the fair market value thereof, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing; plus

          (b) all amounts representing any write-up in the book value of any assets of HBOC, the Borrower or their Subsidiaries resulting from a revaluation thereof subsequent to the Balance Sheet Date (except as result of the use of the purchase accounting method to record the Acquisition), excluding adjustments to translate foreign assets and liabilities for changes in foreign exchange rates made in accordance with Financial Accounting Standards Board Statement No. 52; plus

          (c) to the extent otherwise includable in the computation of Consolidated Tangible Net Worth, any subscriptions receivable.

     Consolidated Total Assets. The sum of (a) all assets of HBOC, the Borrower and their Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles (the "consolidated balance sheet assets") plus (b) without duplication, all assets leased by HBOC, the Borrower or any of their Subsidiaries as lessee under any Synthetic Lease to the extent that such assets would have been consolidated balance sheet assets had the synthetic lease been treated for accounting purposes as a Capitalized Lease, plus (c) without duplication, all sold receivables referred to in clause (g) of the definition of the term "Indebtedness" to the extent that such receivables would have been consolidated balance sheet assets had they not been sold.

     Consolidated Total Debt Service. For any period, the sum of (a) Consolidated Total Interest Expense for such period plus (b) an amount equal to the sum of all principal payments on Indebtedness that become due and payable or that are to become due and payable during such period pursuant to any agreement or instrument to which HBOC, the Borrower or any of their Subsidiaries is a party relating to the borrowing of money or the obtaining of credit or in respect of Capitalized Leases or any Synthetic Leases. Demand obligations shall be deemed to be due and payable during any period during which such obligations are outstanding.

     Consolidated Total Interest Expense. For any period, the aggregate amount of interest required to be paid or accrued by HBOC and its Subsidiaries during such period on all Indebtedness of HBOC and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any Capitalized Leases or any Synthetic Lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money.

     Consolidated Total Liabilities. All liabilities of HBOC, the Borrower and their Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles and all Indebtedness of HBOC, the Borrower and their Subsidiaries, whether or not so classified.

     Conversion Request. A notice given by the Borrower to the Agent of the Borrower's election to convert or continue a Revolving Credit Loan in accordance with Section 2.7.

     Credit Agreement. This Second Amended and Restated Revolving Credit Agreement, including the Schedules and Exhibits hereto.

     Default.  See Section 13.1.

     Distribution. The declaration or payment of any dividend on or in respect of any shares of any class of capital stock of HBOC or the Borrower, other than dividends payable solely in shares of common stock of HBOC or the Borrower; the purchase, redemption, or other retirement of any shares of any class of capital stock of HBOC or the Borrower, directly or indirectly through a Subsidiary of HBOC or the Borrower or otherwise; the return of capital by HBOC or the Borrower to its respective shareholders as such; or any other distribution on or in respect of any shares of any class of capital stock of the Borrower or HBOC.

     Dollars or $. Dollars in lawful currency of the United States of America.

     Domestic Lending Office. Initially, the office of each Bank designated as such in Schedule 1 hereto; thereafter, such other office of such Bank, if any, located within the United States that will be making or maintaining Base Rate Loans.

     Drawdown Date. The date on which any Revolving Credit Loan is made or is to be made, and the date on which any Revolving Credit Loan is converted or continued in accordance with Section 2.7.

     EBITDA. With respect to any fiscal period, an amount equal to the sum of (a) Consolidated Net Income for such period, plus (b) in each case to the extent deducted in the calculation of Consolidated Net Income and without duplication, (i) depreciation and amortization for such period, plus (ii) other noncash charges made in calculating Consolidated Net Income for such period, plus (iii) income tax expense for such period, plus (iv) Consolidated Total Interest Expense paid or accrued in such period.

     Eligible Assignee. Any of (a) a commercial bank or finance company organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000;
(b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with generally accepted accounting principles; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (d) the central bank of any country which is a member of the OECD; and (e) if, but only if, any Event of Default has occurred and is continuing, any other bank, insurance company, commercial finance company or other financial institution or other Person approved by the Agent, such approval not to be unreasonably withheld.

     Employee Benefit Plan.  Any employee benefit plan within the meaning of
Section 3(3) of ERISA maintained or contributed to by HBOC, the Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

     Environmental Laws.  See Section 7.17(a).

     ERISA.  The Employee Retirement Income Security Act of 1974.

     ERISA Affiliate. Any Person which is treated as a single employer with the Borrower under Section 414 of the Code.

     ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of Section 4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

     Eurocurrency Reserve Rate. For any day with respect to a LIBOR Rate Loan, the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against "Eurocurrency Liabilities" (as that term is used in Regulation D), if such liabilities were outstanding.

The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

     Event of Default.  See Section 13.1.

     Funded Debt. At any time of determination, the aggregate amount of the outstanding Revolving Credit Loans and Maximum Drawing Amount on all issued and outstanding Letters of Credit on such date and other Indebtedness of the Borrower evidencing any Indebtedness of the Borrower to any seller of assets to the Borrower.

     generally accepted accounting principles. (a) When used in Section 10, whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on the Balance Sheet Date, and (ii) to the extent consistent with such principles, the accounting practice of HBOC and the Borrower reflected in their financial statements for the year ended on the Balance Sheet Date, and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of HBOC and the Borrower adopting the same principles, provided that in each case referred to in this definition of "generally accepted accounting principles" a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.

     Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of Section 3(2) of ERISA maintained or contributed to by HBOC, the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

     Guaranty. The Amended and Restated Guaranty, dated or to be dated on or prior to the Closing Date, made by HBOC in favor of the Banks and the Agent pursuant to which HBOC guaranties to the Banks and the Agent the payment and performance of the Obligations and in form and substance satisfactory to the Banks and the Agent.

     Hazardous Substances.  See Section 7.17(b).

     Indebtedness. As to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

          (a)  every obligation of such Person for money borrowed;

          (b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

          (c) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person;

          (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith);

          (e)  every obligation of such Person under any Capitalized Lease;

          (f) every obligation of such Person under any lease (a "Synthetic Lease") treated as an operating lease under generally accepted accounting principles and as a loan or financing for United States income tax purposes;

          (g) all sales by such Person of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively, the "Receivables"), whether pursuant to a purchase facility or otherwise, other than sales of Receivables to HBOC Capital or sales in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith;

          (h) every obligation of such Person (an "Equity Related Purchase Obligation") to purchase, redeem, retire or otherwise acquire for value any shares of capital stock of any class issued by such Person, any warrants, options or other rights to acquire any such shares, or any rights measured by the value of such shares, warrants, options or other rights;

          (i) every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices;

          (j) every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law; and

          (k) every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of a type described in any of clauses (a) through (j) other than sales of Receivables to or the assumption of any credit risk on third party leases through HBOC Capital (the "Primary Obligation") of another Person (the "Primary Obligor"), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such Primary Obligation, (ii) to purchase property, securities or services for the purpose of assuring the payment of such Primary Obligation, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Primary Obligation.

The "amount" or "principal amount" of any Indebtedness at any time of determination represented by (v) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect in respect thereof determined in accordance with generally accepted accounting principles, (w) any Capitalized Lease shall be the principal component of the aggregate of the rental obligations under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (x) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than the Borrower or any of its wholly-owned Subsidiaries) thereof, excluding amounts representative of yield or interest earned on such investment, (y) any Synthetic lease shall be the stipulated loss value, termination value or other equivalent amount and (z) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price.

     Interest Payment Date. (a) As to any Base Rate Loan, the last day of each calendar month which includes the Drawdown Date thereof; and (b) as to any LIBOR Rate Loan in respect of which the Interest Period is (A) three (3) months or less, the last day of such Interest Period and (B) more than three
(3) months, the date that is three (3) months from the first day of each Interest Period and, in addition, the last day of such Interest Period.

     Interest Period. With respect to each Revolving Credit Loan, (a) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below, as selected by the Borrower in a Loan Request (i) for any Base Rate Loan, the last day of the calendar month; and (ii) for any LIBOR Rate Loan, 1, 2, 3, 6, 9 or 12 months; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Revolving Credit Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

          (a) if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, that Interest Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding LIBOR Business Day;


          (b) if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

          (c)  if the Borrower shall fail to give notice as provided in
     Section 2.7, the Borrower shall be deemed to have requested a conversion of the affected LIBOR Rate Loan to a Base Rate Loan and the continuance of all Base Rate Loans as Base Rate Loans on the last day of the then current Interest Period with respect thereto;

          (d) any Interest Period relating to any LIBOR Rate Loan that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of a calendar month; and

          (e) any Interest Period relating to any LIBOR Rate Loan that would otherwise extend beyond the Revolving Credit Loan Maturity Date and shall end on the Revolving Credit Loan Maturity Date.

     Investments. All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

     Letters of Credit.  See Section 4.1.1.

     Letter of Credit Application.  See Section 4.1.1.

     Letter of Credit Participation.  See Section 4.1.4.

     Leverage Ratio. As at any date of determination, the ratio of (a) Total Funded Debt of HBOC and its Subsidiaries outstanding on such date to (b) Consolidated Operating Cash Flow for the period of the most recent four consecutive fiscal quarters (treated as a single accounting period) ended on such date.

     LIBOR Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London or such other eurodollar interbank market as may be selected by the Agent in its sole discretion acting in good faith.

     LIBOR Lending Office. Initially, the office of each Bank designated as such in Schedule 1 hereto; thereafter, such other office of such Bank, if any, that shall be making or maintaining LIBOR Rate Loans.

     LIBOR Rate. For any Interest Period with respect to a LIBOR Rate Loan, the rate of interest equal to (a) the rate determined by the Agent at which Dollar deposits for such Interest Period are offered based on information presented on Telerate Page 3750 as of 11:00 a.m. London time on the second LIBOR Business Day prior to the first day of such Interest Period, divided by
(b) a number equal to 1.00 minus the Eurocurrency Reserve Rate, if applicable.

     LIBOR Rate Loans. Revolving Credit Loans bearing interest calculated by reference to the LIBOR Rate.

     Loan Documents. This Credit Agreement, the Revolving Credit Notes, the Letter of Credit Applications, and the Letters of Credit.

     Loan Request.  See Section 2.6.

     Majority Banks. As of any date, the Banks holding at least sixty-six and two thirds percent (66 2/3%) of the outstanding principal amount of the Revolving Credit Notes and Letters of Credit on such date prior to giving effect to any repayment of such Revolving Credit Notes from any collection actions or rights of setoff; and if no such principal is outstanding, the Banks whose aggregate Commitments constitutes at least sixty-six and two thirds percent (66 2/3%) of the Total Commitment.

     Maximum Drawing Amount. The maximum aggregate amount that any beneficiary may at any time draw under the outstanding Letters of Credit, as such amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

     Multiemployer Plan.  Any multiemployer plan within the meaning of
Section 3(37) of ERISA maintained or contributed to by HBOC, the Borrower or any ERISA Affiliate.

     Obligations. All indebtedness, obligations and liabilities of any of HBOC, the Borrower and their Subsidiaries to any of the Banks and the Agent, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or in respect of any of the Revolving Credit Loans made or Reimbursement Obligations incurred or any of the Revolving Credit Notes, Letter of Credit Application, Letters of Credit or other instruments at any time evidencing any thereof.

     outstanding. With respect to the Revolving Credit Loans, the aggregate unpaid principal thereof as of any date of determination.

     PBGC. The Pension Benefit Guaranty Corporation created by Section 4002 of ERISA and any successor entity or entities having similar responsibilities.

     Permitted Liens. Liens, security interests and other encumbrances permitted by Section 9.2.

     Person. Any individual, corporation, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

     Real Estate. All real property at any time owned or leased (as lessee or sublessee) by the Borrower or any of its Subsidiaries.

     Record. The grid attached to a Revolving Credit Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Bank with respect to any Revolving Credit Loan referred to in such Revolving Credit Note.

     Reference Bank.  BankBoston, N.A.

     Reimbursement Obligation. The Borrower's obligation to reimburse the Agent and the Banks on account of any drawing under the Letters of Credit as provided in Section 4.2.

     Revolving Credit Loan Maturity Date.  June 30, 1999.

     Revolving Credit Loans. Revolving credit loans made or to be made by the Banks to the Borrower pursuant to Section 2.

     Revolving Credit Notes.  See Section 2.4.

     Subsidiary. Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

     Synthetic Lease.  See clause (f) of the definition of Indebtedness.

     Total Commitment. The sum of the Commitments, as in effect from time to time.

     Total Funded Debt. As of any date of determination, the sum of (a) Funded Debt, plus (b) Capitalized Lease and Synthetic Lease obligations of HBOC and its Subsidiaries, plus (c) all other liabilities of HBOC and its Subsidiaries which bear interest (other than liabilities consisting of operating leases), including but not limited to long-term liabilities.

     Type. As to any Revolving Credit Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

     Uniform Customs. With respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor version thereto adopted by the Agent in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

     Unpaid Reimbursement Obligation. Any Reimbursement Obligation for which the Borrower does not reimburse the Agent and the Banks on the date specified in, and in accordance with, Section 4.2.

     Voting Stock. Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

      1.2  Rules of Interpretation.

           (a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

          (b) The singular includes the plural and the plural includes the singular.

          (c) A reference to any law includes any amendment or modification to such law.

          (d) A reference to any Person includes its permitted successors and permitted assigns.

          (e) Accounting terms not otherwise defined herein have the meanings assigned to them by generally accepted accounting principles applied on a consistent basis by the accounting entity to which they refer.

          (f)  The words "include", "includes" and "including" are not limiting.

          (g) All terms not specifically defined herein or by generally accepted accounting principles, which terms are defined in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts, have the meanings assigned to them therein, with the term "instrument" being that defined under Article 9 of the Uniform Commercial Code.

          (h) Reference to a particular "Section " refers to that section of this Credit Agreement unless otherwise indicated.

          (i) The words "herein", "hereof", "hereunder" and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

     2.     THE REVOLVING CREDIT FACILITY

     2.1 Commitment to Lend. Subject to the terms and conditions set forth in this Credit Agreement, each of the Banks severally agrees to lend to the Borrower and the Borrower may borrow, repay and reborrow from time to time between the Closing Date and the Revolving Credit Loan Maturity Date, upon notice by the Borrower to the Agent given in accordance with Section 2.6, such sums as may be requested by the Borrower up to a maximum aggregate amount outstanding (after giving effect to all amounts requested) at any one time equal to such Bank's Commitment, provided that the sum of the outstanding amount of the Revolving Credit Loans (after giving effect to all amounts requested) shall not at any time exceed the Total Commitment. The Revolving Credit Loans shall be made pro rata in accordance with each Bank's Commitment Percentage. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in Section 11 and Section 12, in the case of the initial Revolving Credit Loans to be made on the Closing Date, and Section 12, in the case of all other Revolving Credit Loans, have been satisfied on the date of such request.

     2.2  Commitment Fee.     The Borrower agrees to pay to the Agent for the
accounts of the Banks in accordance with their respective Commitment Percentages a commitment fee calculated at the rate of one quarter of one percent (1/4%) per annum on the average daily amount during each calendar quarter or portion thereof from the Closing Date to the Revolving Credit Loan Maturity Date by which the Total Commitment minus the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the outstanding amount of Revolving

Credit Loans during such calendar quarter. The commitment fee shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the date hereof, with a final payment on the Revolving Credit Maturity Date or any earlier date on which the Commitments shall terminate.

     2.3 Reduction of Total Commitment. The Borrower shall have the right at any time and from time to time upon five (5) Business Days prior written notice to the Agent to reduce by $100,000 or an integral multiple thereof or terminate entirely the Total Commitment, whereupon the Commitments of the Banks shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated. Promptly after receiving any notice of the Borrower delivered pursuant to this Section 2.3, the Agent will notify the Banks of the substance thereof. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the respective accounts of the Banks the full amount of any commitment fee then accrued on the amount of the reduction. No reduction or termination of the Commitments may be reinstated.

     2.4 The Revolving Credit Notes. The Revolving Credit Loans shall be evidenced by separate amended and restated promissory notes of the Borrower in substantially the form of Exhibit A hereto (each a "Revolving Credit Note"), dated as of the Closing Date and completed with appropriate insertions. One Revolving Credit Note shall be payable to the order of each Bank in a principal amount equal to such Bank's Commitment or, if less, the outstanding amount of all Revolving Credit Loans made by such Bank, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes each Bank to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or at the time of receipt of any payment of principal on such Bank's Revolving Credit Note, an appropriate notation on such Bank's Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on such Bank's Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Bank, but the failure to record, or any error in so recording, any such amount on such Bank's Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due.

     2.5 Interest on Revolving Credit Loans. Except as otherwise provided in
Section 5.10,

          (a) Each Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the Base Rate.

          (b) Each LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate of one half of one percent (1/2%) per annum above the LIBOR Rate determined for such Interest Period.

          (c) The Borrower promises to pay interest on each Revolving Credit Loan in arrears on each Interest Payment Date with respect thereto.

     2.6 Requests for Revolving Credit Loans. The Borrower shall give to the Agent telephonic notice (or, at the Borrower's election, written notice in the form of Exhibit B hereto) of each Revolving Credit Loan requested hereunder (a "Loan Request") no less than (a) 2:00 p.m. (Boston time) on the proposed Drawdown Date of any Base Rate Loan and (b) two (2) LIBOR Business Days prior to the proposed Drawdown Date of any LIBOR Rate Loan. Each such notice shall specify (i) the principal amount of the Revolving Credit Loan requested, (ii) the proposed Drawdown Date of such Revolving Credit Loan,
(iii) the Interest Period for such Revolving Credit Loan and (iv) the Type of such Revolving Credit Loan. Promptly upon receipt of any such notice, the Agent shall notify each of the Banks thereof. Each Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loan requested from the Banks on the proposed Drawdown Date. Each Loan Request shall be in a minimum aggregate amount of $100,000 or a whole multiple of $50,000 in excess thereof, or if the availability of the Revolving Credit Loans is less than $100,000, such lesser amount.

     2.7  Conversion Options.

          2.7.1 Conversion to Different Type of Revolving Credit Loan. The Borrower may elect from time to time to convert any outstanding
     Revolving Credit Loan to a Revolving Credit Loan of another Type, provided that (a) with respect to any such conversion of a Revolving Credit Loan to a Base Rate Loan, the Borrower shall give the Agent by 11:00 a.m. (Boston time) on the effective date thereof prior written notice of such election;
     (b) with respect to any such conversion of a Revolving Credit Loan to a LIBOR Rate Loan, the Borrower shall give the Agent at least two (2) LIBOR Business Days prior written notice of such election; (c) with respect to any such conversion of a LIBOR Rate Loan into a Revolving Credit Loan of another Type, such conversion shall only be made on the last day of the Interest Period with respect thereto and (d) no Revolving Credit Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing. On the date on which such conversion is being made each Bank shall take such action as is necessary to transfer its Commitment Percentage of such Revolving Credit Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be. All or any part of outstanding Revolving Credit Loans of any Type may be converted into a Revolving Credit Loan of another Type as provided herein, provided that any partial conversion shall be in an aggregate principal amount of $100,000 or a whole multiple of $50,000 in excess thereof. Each Conversion

     Request relating to the conversion of a Revolving Credit Loan to a LIBOR Rate Loan shall be irrevocable by the Borrower.

          2.7.2 Continuation of Type of Revolving Credit Loan. Any Revolving Credit Loan of any Type may be continued as a Revolving Credit Loan of the same Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in Section 2.7.1; provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which officers of the Agent active upon the Borrower's account have actual knowledge. In the event that the Borrower fails to provide any such notice with respect to the continuation of any LIBOR Rate Loan as such, then such LIBOR Rate Loan shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto. The Agent shall notify the Banks promptly when any such automatic conversion contemplated by this Section
     2.7 is scheduled to occur.

          2.7.3 LIBOR Rate Loans. Any conversion to or from LIBOR Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (a) the aggregate principal amount of all LIBOR Rate Loans having the same Interest Period shall not be less than $100,000 or a whole multiple of $50,000 in excess thereof and (b) there shall not be at any one time more than ten (10) LIBOR Rate Loans outstanding with different Interest Periods.

     2.8  Funds for Revolving Credit Loan.

          2.8.1 Funding Procedures. Not later than 1:00 p.m. (Boston time) on the proposed Drawdown Date of any Revolving Credit Loans, each of the Banks will make available to the Agent, at the Agent's Head Office, in immediately available funds, the amount of such Bank's Commitment Percentage of the amount of the requested Revolving Credit Loans. Upon receipt from each Bank of such amount, and upon receipt of the documents required by Sections 11 and 12 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Revolving Credit Loans made available to the Agent by the Banks. The failure or refusal of any Bank to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Revolving Credit Loans shall not relieve any other Bank from its several obligation hereunder to make available to the Agent the amount of such other Bank's Commitment Percentage of any requested Revolving Credit Loans.

          2.8.2. Advances by Agent. The Agent may, unless notified to the contrary by any Bank prior to 1:00 p.m. on the Drawdown Date, assume that such Bank has made available to the Agent on such Drawdown Date the amount of such Bank's Commitment Percentage of the Revolving Credit Loans to be made on such Drawdown Date, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Bank makes available to the Agent such amount on a date after such Drawdown Date, such Bank shall pay to the Agent on demand an amount equal to the product of (a) the average computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times (b) the amount of such Bank's Commitment Percentage of such Revolving Credit Loans, times (c) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Bank's Commitment Percentage of such Revolving Credit Loans shall become immediately available to the Agent, and the denominator of which is 365.
     A statement of the Agent submitted to such Bank with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Agent by such Bank. If the amount of such Bank's Commitment Percentage of such Revolving Credit Loans is not made available to the Agent by such Bank within three (3) Business Days following such Drawdown Date, the Agent shall be entitled to recover such amount from the Borrower on demand, with interest thereon at the rate per annum applicable to the Revolving Credit Loans made on such Drawdown Date, provided, that such payment shall be without prejudice to any right the Borrower may have against such non-funding Bank.

     3. REPAYMENT OF THE REVOLVING CREDIT LOANS.

     3.1. Maturity. The Borrower promises to pay on the Revolving Credit Loan Maturity Date, and there shall become absolutely due and payable on the Revolving Credit Loan Maturity Date, all of the Revolving Credit Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.

     3.2. Mandatory Repayments of Revolving Credit Loans. If at any time the outstanding amount of the Revolving Credit Loans, the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the Total Commitment, then the Borrower shall immediately pay the amount of such excess to the Agent for the respective accounts of the Banks for application: first, to any Unpaid Reimbursement Obligations; second, to the Revolving Credit Loans; and third, to provide to the Agent cash collateral for Reimbursement Obligations as contemplated by Section 4.2(b) and (c). Each payment of any Unpaid Reimbursement Obligations or prepayment of Revolving Credit Loans shall be allocated among the Banks, in proportion, as nearly as practicable, to each Reimbursement Obligation or (as the case may be) the respective unpaid principal amount of each Bank's Revolving Credit Note, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion.

     3.3. Optional Repayments of Revolving Credit Loans. The Borrower shall have the right, at its election, to repay the outstanding amount of the Revolving Credit Loans, as a whole or in part, at any time without penalty or premium, provided that any full or partial prepayment of the outstanding amount of any LIBOR Rate Loans pursuant to this Section 3.3 may be made only on the last day of the Interest Period relating thereto or, if not made on such date, shall be subject to the provisions of Section 5.9(c) hereof. The Borrower shall give the Agent, no later than 10:00 a.m., Boston time, at least one (1) Business Day prior written notice of any proposed prepayment pursuant to this Section 3.3 of Base Rate Loans, and two (2) LIBOR Business Days notice of any proposed prepayment pursuant to this Section 3.3 of LIBOR Rate Loans, in each case specifying the proposed date of prepayment of Revolving Credit Loans and the principal amount to be prepaid. Each such partial prepayment of the Revolving Credit Loans shall be in an integral multiple of $100,000, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of prepayment and shall be applied, in the absence of instruction by the Borrower, first to the principal of Base Rate Loans and then to the principal of LIBOR Rate Loans, at the Agent's option. Each partial prepayment shall be allocated among the Banks, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Bank's Revolving Credit Note, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.


     4. LETTERS OF CREDIT.

     4.1. Letter of Credit Commitments.

          4.1.1 Commitment to Issue Letters of Credit. Subject to the terms and conditions hereof and the execution and delivery by the Borrower of a letter of credit application on the Agent's customary form (a "Letter of Credit Application"), the Agent on behalf of the Banks and in reliance upon the agreement of the Banks set forth in Section 4.1.4 and upon the representations and warranties of the Borrower contained herein, agrees, in its individual capacity, to issue, extend and renew for the account of the Borrower one or more standby or documentary letters of credit (individually, a "Letter of Credit"), in such form as may be requested from time to time by the Borrower and agreed to by the Agent; provided, however, that, after giving effect to such request, (a) the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not exceed $25,000,000 at any one time, and (b) the sum of (i) the Maximum Drawing Amount on all Letters of Credit, (ii) all Unpaid Reimbursement Obligations and (iii) the amount of all Revolving Credit Loans outstanding shall not exceed the Total Commitment.

          4.1.2. Letter of Credit Applications. Each Letter of Credit Application shall be completed to the satisfaction of the Agent. In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Credit Agreement, then the provisions of this Credit Agreement shall, to the extent of any such inconsistency, govern.

          4.1.3 Terms of Letters of Credit. Each Letters of Credit issued, extended or renewed hereunder shall, among other things, (a) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and (b) have an expiry date no later than the date which is fourteen (14) days (or, if the Letter of Credit is confirmed by a confirming bank or otherwise provides for one or more nominated persons, forty-five (45) days) prior to the Revolving Credit Loan Maturity Date. Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs.

          4.1.4 Reimbursement Obligations of Banks. Each Bank severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Bank's Commitment Percentage, to reimburse the Agent on demand for the amount of each draft paid by the Agent under each Letter of Credit to the extent that such amount is not reimbursed by the Borrower pursuant to Section 4.2 (such agreement for a Bank being called herein the "Letter of Credit Participation" of such
     Bank).

          4.1.5 Participations of Banks. Each such payment made by a Bank shall be treated as the purchase by such Bank of a participating interest in the Borrower's Reimbursement Obligation under Section 4.2 in an amount equal to such payment. Each Bank shall share in accordance with its participating interest in any interest which accrues pursuant to Section 5.2.

     4.2. Reimbursement Obligation of the Borrower. In order to induce the Agent to issue, extend and renew each Letter of Credit and the Banks to participate therein, the Borrower hereby agrees to reimburse or pay to the Agent, for the account of the Agent or (as the case may be) the Banks, with respect to the Letter of Credit issued, extended or renewed by the Agent hereunder,

          (a) except as otherwise expressly provided in Section 4.2(b) and (c), on each date that any draft presented under such Letter of Credit is honored by the Agent, or the Agent otherwise makes a payment with respect thereto, (i) the amount paid by the Agent under or with respect to such Letter of Credit, and (ii) the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by the Agent or any Bank in connection with any payment made by the Agent or any Bank under, or with respect to, such Letter of Credit,

          (b) upon the reduction (but not termination) of the Total Commitment to an amount less than the Maximum Drawing Amount, an amount equal to such difference, which amount shall be held by the Agent for the benefit of the

     Banks and the Agent as cash collateral for all Reimbursement Obligations;
     and

          (c) upon the termination of the Total Commitment, or the acceleration of the Reimbursement Obligations with respect to the Letter of Credit in accordance with Section 13, an amount equal to the then Maximum Drawing Amount on the Letter of Credit, which amount shall be held by the Agent for the benefit of the Banks and the Agent as cash collateral for all Reimbursement Obligations.

Each such payment shall be made to the Agent at the Agent's Head Office in immediately available funds. Interest on any and all amounts remaining unpaid by the Borrower under this Section 4.2 at any time from the date such amounts become due and payable (whether as stated in this Section 4.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Agent on demand at the rate specified in Section 5.10 for overdue principal on the Revolving Credit Loans.


     4.3. Letter of Credit Payments. If any draft shall be presented or other demand for payment shall be made under the Letter of Credit, the Agent shall notify the Borrower of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. If the Borrower fails to reimburse the Agent as provided in Section 4.2 on or before the date that such draft is paid or other payment is made by the Agent, the Agent may at any time thereafter notify the Banks of the amount of any such Unpaid Reimbursement Obligation. No later than 3:00 p.m. (Boston time) on the Business Day next following the receipt of such notice, each Bank shall make available to the Agent, at the Agent's Head Office, in immediately available funds, such Bank's Commitment Percentage of such Unpaid Reimbursement Obligation, together with an amount equal to the product of (a) the average, computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times (b) the amount equal to such Bank's Commitment Percentage of such Unpaid Reimbursement Obligation, times (c) a fraction, the numerator of which is the number of days that elapse from and including the date the Agent noticed the Banks that it paid the draft presented for honor or otherwise made payment to the date on which such Bank's Commitment Percentage of such Unpaid Reimbursement obligation shall become immediately available to the Agent, and the denominator of which is 365. The responsibility of the Agent to the Borrower and the Banks shall be only to examine the documents (including each draft) delivered under each Letter of Credit in connection with such presentment with reasonable care and determine that they appear on their face to be in compliance with the terms and conditions of such Letter of Credit.

     4.4. Obligations Absolute. The Borrower's obligations under this Section 4 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Agent, any Bank or any beneficiary of a Letter of Credit. The Borrower further agrees with the Agent and the Banks that the Agent and the Banks shall not be responsible for, and the Borrower's Reimbursement Obligations under Section 4.2 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower against the beneficiary of any Letter of Credit or any such transferee. The Agent and the Banks shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Borrower agrees that any action taken or omitted by the Agent or any Bank under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith, shall be binding upon the Borrower and shall not result in any liability on the part of the Agent or any Bank to the Borrower.

     4.5. Reliance by Issuer. To the extent not inconsistent with Section 4.4, the Agent shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Majority Banks as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Majority Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Banks and all future holders of the Revolving Credit Notes or of a Letter of Credit Participation.

     4.6. Letter of Credit Fee. The Borrower shall, on the date of issuance, extension or renewal of any Letter of Credit and at such other time or times as such charges are customarily made by the Agent, pay a fee (in each case, a "Letter of Credit Fee") (a) in respect of each standby Letter of Credit issued pursuant to this Credit Agreement, equal to one-half of one percent (1/2%) of the face amount of such Letter of Credit plus the Agent's customary issuance fee (but not such issuance, amendment, negotiation or document examination fee) to be for the accounts of the Banks in accordance with their respective Commitment Percentages, and (b) in respect of each documentary Letter of Credit issued pursuant to this

Credit Agreement, equal to one-quarter of one percent (1/4%) of the face amount of such Letter of Credit plus the Agent's customary issuance fee (but not such issuance, amendment, negotiation or document examination fee) to be for the accounts of the Banks in accordance with their respective Commitment Percentages.

     5. CERTAIN GENERAL PROVISIONS.

     5.1. Fees. The Borrower agrees to pay to the Agent for the Agent's own account quarterly in advance, an annual Agent's fee in such amount as is agreed to by and among the Borrower in an Agent's fee letter dated as of the date hereof.

     5.2.  Funds for Payments.

          5.2.1. Payments to Agent. All payments of principal, interest, Reimbursement Obligations, commitment fees, Letter of Credit Fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Banks and the Agent, at the Agent's Head Office or at such other location in the Boston, Massachusetts, area that the Agent may from time to time designate, in each case in immediately available funds.

          5.2.2. No Offset, etc. All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein (the "Taxes") unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Agent, for the account of the Banks or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Banks or the Agent to receive the same net amount which the Banks or the Agent would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document. Each Bank which is not a bank organized under the laws of the United States or any state thereof agrees, as soon as practicable after a request by the Borrower to do so, to file all appropriate forms and take other appropriate action to obtain a certificate or other appropriate document from the appropriate governmental authority in the jurisdiction imposing the relevant taxes, establishing that it is entitled to receive payments of principal and interest under this Credit Agreement and the Revolving
     Credit Notes without deduction and free from withholding of any Taxes imposed by such jurisdiction; provided, that, if it is unable, for any reason, to establish such exemption, or to file such forms and, in any event, during such period of time as such request for exemption is pending, the Borrower shall nonetheless remain obligated under the terms of the immediately preceding paragraph. In the event any such Bank receives a refund of any Taxes paid by the Borrower pursuant to this Section 6.2 it will pay to the Borrower the amount of such refund promptly upon receipt thereof; provided, however, if at any time thereafter it is required to return such refund, the Borrower shall promptly repay to it the amount of such refund.

     5.3. Computations. All computations of interest on the Loans and of commitment fees, Letter of Credit Fees or other fees shall, unless otherwise expressly provided herein, be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term "Interest Period" with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding amount of the Loans as reflected on the Records from time to time shall be considered correct and binding on the Borrower unless within five (5) Business Days after receipt of any notice by the Agent or any of the Banks of such outstanding amount, the Agent or such Bank shall notify the Borrower to the contrary.

     5.4. Inability to Determine LIBOR Rate. In the event, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Agent shall determine or be notified by the Majority Banks that adequate and reasonable methods do not exist for ascertaining the LIBOR Rate that would otherwise determine the rate of interest to be applicable to any LIBOR Rate Loan during any Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Banks) to the Borrower and the Banks. In such event (a) any Loan Request or Conversion Request with respect to LIBOR Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, (b) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (c) the obligations of the Banks to make LIBOR Rate Loans shall be suspended until the Agent or the Majority Banks determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent or, as the case may be, the Agent upon the instruction of the Majority Banks, shall so notify the Borrower and the Banks.

     5.5 Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for any Bank to make or maintain LIBOR Rate Loans, such Bank shall forthwith give notice of such circumstances to the Borrower and the other Banks and thereupon (a) the commitment of such Bank to make LIBOR Rate Loans or convert Loans of another Type to LIBOR Rate Loans shall forthwith be suspended and (b) such Bank's

Revolving Credit Loans then outstanding as LIBOR Rate Loans, if any, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law. Before giving any notice to the Agent pursuant to this Section 5.5, such Bank shall designate a different LIBOR Lending office if such designation will avoid the need for giving such notice and will not, in the sole and absolute judgment of such Bank, be otherwise materially disadvantageous to such Bank, which determination by such Bank shall be conclusive. The Borrower hereby agrees promptly to pay the Agent for the account of such Bank, upon demand by such Bank, any additional amounts necessary to compensate such Bank for any costs incurred by such Bank in making any conversion in accordance with this Section 5.5, including any interest or fees payable by such Bank to lenders of funds obtained by it in order to make or maintain its LIBOR Loans hereunder.

     5.6. Additional Costs, etc. If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Bank or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

          (a) subject any Bank or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, such Bank's Commitment or the Loans (other than taxes based upon or measured by the income or profits of such Bank or the Agent), or

          (b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Bank of the principal of or the interest on any Loans or any other amounts payable to any Bank or the Agent under this Credit Agreement or any of the other Loan Documents, or

          (c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Bank, or

          (d) impose on any Bank or the Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, the Loans, such Bank's Commitment, or any class of loans, letters of credit or commitments of which any of the Loans or such Bank's Commitment forms a part, and the result of any of the foregoing is

               (i) to increase the cost to any Bank of making, funding, issuing, renewing, extending or maintaining any of the Loans or such Bank's Commitment or any Letter of Credit, or

               (ii) to reduce the amount of principal, interest, Reimbursement Obligation or other amount payable to such Bank or the Agent hereunder on account of such Bank's Commitment, any Letter of Credit or any of the Revolving Credit Loans, or

               (iii) to require such Bank or the Agent to make any payment or to forego any interest or Reimbursement Obligation or other sum payable hereunder, the amount of which payment or foregone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Bank or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will, upon demand made by such Bank or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Bank or the Agent such additional amounts as will be sufficient to compensate such Bank or the Agent for such additional cost, reduction, payment or foregone interest or Reimbursement Obligation or other sum, provided, that the Borrower shall have no liability hereunder for amounts which were incurred or accrued prior to a date which is more than 180 days before the Borrower's receipt of such demand.

          (e) Each Bank will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section 5.6, and such Bank will designate a different Domestic Lending Office or LIBOR Lending Office if such designation will avoid the need for, or substantially reduce the amount of such compensation and will not, in the sole and absolute judgment of such Bank, be otherwise materially disadvantageous to such Bank, which determination by such Bank shall be conclusive. Each Bank shall allocate such additional cost increases among its customers in good faith and on an equitable basis.

     5.7. Capital Adequacy. If after the date hereof any Bank or the Agent determines that (a) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a court or governmental authority with appropriate jurisdiction, or (b) compliance by such Bank or the Agent or any corporation controlling such Bank or the Agent with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Bank's or the Agent's commitment with respect to any Loans to a level below that which such Bank or the Agent could have achieved but for such adoption, change or compliance (taking into consideration such Bank's or the Agent's then existing policies with respect to capital adequacy and assuming full utilization of such entity's capital) by any amount deemed by such Bank or (as the case may be) the Agent to be material, then such Bank or the Agent may notify the Borrower of such fact. To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate, the Borrower agrees to pay such Bank or (as the case may be) the Agent for the amount of such reduction in the return on capital as and when such reduction is determined upon presentation by such Bank or (as the case may be) the Agent of a certificate in accordance with Section 5.8 hereof, provided, that the Borrower shall have no liability hereunder for amounts which were incurred or accrued prior to a date which is more than 180 days before the Borrower's receipt of such certificate. Each Bank shall allocate such cost increases among its customers in good faith and on an equitable basis.

     5.8. Certificate. A certificate setting forth any additional amounts payable pursuant to Sections 5.6 or 5.7 and a reasonably detailed explanation of such amounts which are due and the allocation and attribution methods employed in connection therewith, submitted by any Bank or the Agent to the Borrower, shall be conclusive, absent manifest error, that such amounts are due and owing.

     5.9. Indemnity. The Borrower agrees to indemnify each Bank and to hold each Bank harmless from and against any loss, cost or expense (including loss of anticipated profits) that such Bank may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or any interest on any LIBOR Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain its LIBOR Rate Loans, (b) default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a Loan Request or a Conversion Request relating thereto in accordance with Section 2.6 or Section
2.7 or (c) the making of any payment of a LIBOR Rate Loan or the making of any conversion of any such Revolving Credit Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain any such Loans.

     5.10. Interest After Default.

          5.10.1. Overdue Amounts. Overdue principal and (to the extent permitted by applicable law) interest on the Revolving Credit Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents shall bear interest compounded monthly and payable on demand at a rate per annum equal to three percent (3%) above the Base Rate until such amount shall be paid in full (after as well as before judgment).

          5.10.2. Amounts Not Overdue. During the continuance of an Event of Default the principal of the Revolving Credit Loans not overdue shall, until such Event of Default has been cured or remedied or such Event of

     Default has been waived by the Majority Banks pursuant to Section 26, bear interest at a rate per annum equal to the greater of (a) two percent (2%) above the rate of interest otherwise applicable to such Revolving Credit Loans pursuant to Section 2.5 and (b) the rate of interest applicable to overdue principal pursuant to Section 5.10.1.

     6. GUARANTY. The Obligations shall be guaranteed pursuant to the terms of the Guaranty.

     7. REPRESENTATIONS AND WARRANTIES.

     Each of the Borrower and HBOC represents and warrants to the Banks and the Agent as follows:

     7.1. Corporate Authority.

          7.1.1 Incorporation; Good Standing. Each of HBOC, the Borrower and their Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, (b) has all requisite corporate power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a materially adverse effect on the business, assets or financial condition of HBOC, the Borrower and the Subsidiaries, taken as a whole.

          7.1.2. Authorization. The execution, delivery and performance of this Credit Agreement and the other Loan Documents to which HBOC, the Borrower or any of their Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby (a) are within the corporate authority of such Person, (b) have been duly authorized by all necessary corporate proceedings, (c) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which HBOC, the Borrower or any of their Subsidiaries is subject or any judgment, order, writ, injunction, license or permit applicable to HBOC, the Borrower or any of their Subsidiaries and (d) do not conflict with any provision of the corporate charter or bylaws of, or any material agreement or other instrument binding upon, HBOC, the Borrower and their Subsidiaries, taken as a whole.

          7.1.3. Enforceability. The execution and delivery of this Credit Agreement and the other Loan Documents to which HBOC, the Borrower or any of their Subsidiaries is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

     7.2. Governmental Approvals. The execution, delivery and performance by HBOC, the Borrower and any of their Subsidiaries of this Credit Agreement and the other Loan Documents to which HBOC, the Borrower or any of their Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained.

     7.3. Title to Properties; Leases. Except as indicated on Schedule 7.3 hereto, HBOC the Borrower and their Subsidiaries own all of the assets reflected in the consolidated balance sheet of HBOC, the Borrower and their Subsidiaries as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.

     7.4. Financial Statements. There has been furnished to each of the Banks a consolidated balance sheet of HBOC, the Borrower and their Subsidiaries as at the Balance Sheet Date, and a consolidated statement of income of HBOC, the Borrower and their Subsidiaries for the fiscal year then ended, certified by Arthur Andersen LLP Such balance sheet and statement of income have been prepared in accordance with generally accepted accounting principles and fairly present the financial condition of HBOC, the Borrower and their Subsidiaries as at the close of business on the date thereof and the results of operations for the fiscal year then ended. There are no contingent liabilities of HBOC, the Borrower or any of their Subsidiaries as of such date involving material amounts, know to the officers of the Borrower, which were not disclosed in such balance sheet and the notes related thereto.

     7.5. No Material Changes, etc. Since the Balance Sheet Date there has occurred no materially adverse change in the financial condition or business of HBOC, the Borrower and their Subsidiaries as shown on or reflected in the consolidated balance sheet of HBOC, the Borrower and their Subsidiaries as at the Balance Sheet Date, or the consolidated statement of income for the fiscal year then ended, other than changes in the ordinary course of business that have not had any materially adverse effect on the business or financial condition of HBOC, the Borrower or any of their Subsidiaries, taken as a whole. Since the Balance Sheet Date, neither HBOC nor the Borrower has made any Distributions.

     7.6 Franchises, Patents, Copyrights, etc. Each of the Borrower and their Subsidiaries possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others. Neither the Borrower's nor any of their Subsidiaries' copyrights have been federally registered with the United States Copyright Office.

     7.7. Litigation. Except as set forth in Schedule 7.7 hereto, there are no actions, suits, proceedings or investigations of any kind pending or threatened against HBOC, the Borrower or any of their Subsidiaries before any court, tribunal or administrative agency or board that, if adversely determined, might, either in any case or in the aggregate, materially adversely affect the properties, assets, financial condition or business of HBOC, the Borrower and their Subsidiaries or materially impair the right of HBOC, the Borrower and their Subsidiaries, considered as a whole, to carry on business substantially as now conducted by them, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the consolidated balance sheet of HBOC, the Borrower and their Subsidiaries, or which question the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

     7.8. No Materially Adverse Contracts, etc. Neither HBOC, the Borrower nor any of their Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a materially adverse effect on the business, assets or financial condition of HBOC, the Borrower or any of their Subsidiaries. Neither HBOC, the Borrower nor any of their Subsidiaries taken as a whole is a party to any contract or agreement that has or is expected, in the judgment of HBOC's or the Borrower's officers, to have any materially adverse effect on the business of HBOC, the Borrower and their Subsidiaries, taken as a whole.

     7.9. Compliance with Other Instruments, Laws, etc. Neither HBOC, the Borrower nor any of their Subsidiaries is in violation of any provision of its charter documents, bylaws, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or materially and adversely affect the financial condition, properties or business of HBOC, the Borrower and their Subsidiaries taken as a whole.

     7.10. Tax Status. Except as otherwise disclosed to the Agent and the Banks prior to the Closing Date, HBOC, the Borrower and their Subsidiaries
(a) have made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject, (b) have paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of HBOC and the Borrower know of no basis for any such claim.

     7.11. No Event of Default. No Default or Event of Default has occurred and is continuing.

     7.12. Holding Company and Investment Company Acts. Neither HBOC, the Borrower nor any of their Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an "investment company", or an "affiliated company" or a "principal underwriter" of an "investment company", as such terms are defined in the Investment Company Act of 1940.

     7.13. Absence of Financing Statements, etc. Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest in, any assets or property of HBOC, the Borrower or any of their Subsidiaries or any rights relating thereto.

     7.14. Certain Transactions. Except for arm's length transactions pursuant to which HBOC, the Borrower or any of their Subsidiaries makes payments in the ordinary course of business upon terms no less favorable than HBOC, the Borrower or such Subsidiary could obtain from third parties, none of the officers, directors, or employees of HBOC, the Borrower or any of their Subsidiaries is presently a party to any material transaction with HBOC, the Borrower or any of their Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of HBOC or the Borrower, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

     7.15.  Employee Benefit Plans.

            7.15.1. In General Each Employee Benefit Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions.

            7.15.2. Terminability of Welfare Plans Under each Employee Benefit Plan which is an employee welfare benefit plan within the meaning of
     Section 3(1) or Section 3(2)(B) of ERISA, no benefits are due unless the event giving rise to the benefit entitlement occurs prior to plan termination (except as required by Title I, Part 6 of ERISA) . HBOC and the Borrower or an ERISA Affiliate, as appropriate, may terminate each such Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of HBOC, the Borrower or such ERISA Affiliate without liability to any Person.

            7.15.3. Guaranteed Pension Plans. Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of Section 302(f) of ERISA, or otherwise, has been timely made. No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan. No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by the Borrower or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event, or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC. Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of Section 4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities.

            7.15.4. Multiemployer Plans Neither HBOC, the Borrower nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under Section 4201 of ERISA or as a result of a sale of assets described in Section 4204 of ERISA. Neither HBOC, the Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of Section 4241 or Section 4245 of ERISA or that any Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA.

     7.16. Regulations U and X. The proceeds of the Revolving Credit Loans shall be used for general corporate and working capital purposes. The Borrower will obtain Letters of Credit solely for working capital and general corporate purposes. No portion of any of the Revolving Credit Loans is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

     7.17. Environmental Compliance. HBOC and the Borrower have taken all necessary steps to investigate the past and present condition and usage of the Real

Estate and the operations conducted thereon and, based upon such diligent investigation, have determined that:

             (a) none of HBOC, the Borrower, their Subsidiaries or any operator of the Real Estate or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter "Environmental Laws"), which violation would have a material adverse effect on the environment or the business, assets or financial condition of HBOC, the Borrower and their Subsidiaries taken as a whole;

            (b) neither HBOC, the Borrower nor any of their Subsidiaries has received notice from any third party including, without limitation: any federal, state or local governmental authority, (i) that any one of them has been identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B;
     (ii) that any hazardous waste, as defined by 42 U.S.C. Section 6903(5), any hazardous substances as defined by 42 U.S.C. Section 9601(14), any pollutant or contaminant as defined by 42 U.S.C. Section 9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances") which any one of them has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that HBOC, the Borrower or any of their Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

            (c) except as set forth on Schedule 7.17 attached hereto: (i) to the best of HBOC's and the Borrower's knowledge no portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance in all material respects with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate; (ii) in the course of any activities conducted by HBOC, the Borrower, their Subsidiaries or operators of its properties, no Hazardous Substances have been generated or are being used on the Real Estate except in accordance in all material respects with applicable Environmental Laws;
     (iii) to the best of HBOC's and the Borrower's knowledge there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of HBOC, the Borrower or their Subsidiaries, which releases would have a material adverse effect on the value of any of the Real Estate or adjacent properties or the environment;
     (iv) to the best of HBOC's and the Borrower's knowledge there have been no releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which would have a material adverse effect on the value of, the Real Estate; and (v) to the best of HBOC's and the Borrower's knowledge in addition, any Hazardous Substances that have been generated on any of the Real Estate have been transported offsite only by carriers having an identification number issued by the EPA, treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of HBOC's and the Borrower's knowledge, operating in compliance with such permits and applicable Environmental Laws; and

            (d) To the best of HBOC's and the Borrower's knowledge, none of HBOC, the Borrower, their Subsidiaries, or any of the other Real Estate is subject to any applicable environmental law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby.

     7.18. Subsidiaries, etc. The Borrower, HBO & Company Canada Ltd. ("Ltd."), HBO & Company (UK) Limited ("HBO UK") and HBO & Company (VI), Inc. are the only Subsidiaries of HBOC. HBOC Medical Ltd. and First Data Health Systems (Ireland), Ltd. are the only Subsidiaries of the Borrower. Data-Med Computer Services, Ltd. and HBO & Company (ST & SW), Ltd. are the only Subsidiaries of HBO UK. Except as set forth on Schedule 7.18 hereto, neither the Borrower nor any Subsidiary of any of the Borrower is engaged in any joint venture or partnership with any other Person.

     7.19.  No Amendments to Certain Documents.

     Each of the representations and warranties made by HBOC and the Borrower in each of the Loan Documents was true and correct in all material respects when made and continues to be true and correct in all material respects on the Closing Date, except to the extent that any of such representations and warranties relate, by the express terms thereof, solely to a date falling prior to the Closing Date, and except to the extent that any of such representations and warranties may have been affected by the consummation of the transactions contemplated and permitted or required by the Loan Documents.

     7.20. Disclosure. No representation or warranty made by HBOC or the Borrower in this Credit Agreement or in any agreement, instrument, document, certificate, statement or letter furnished to the Agent or any Bank by or on behalf of HBOC and the Borrower in connection with any of the transactions contemplated by any of the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which they are made. Other than the transactions reflected by the balance sheet referred to in Section 7.4 hereof and other than as set forth in the other Loan Documents, there is no fact known to HBOC or the Borrower as of the Closing Date (other than general economic and political conditions affecting business generally) which materially adversely affects, or which is reasonably likely to in the future materially adversely affect, the financial position, business, operations, or affairs of HBOC, the Borrower and their respective Subsidiaries taken as a whole.

     8.  AFFIRMATIVE COVENANTS OF THE BORROWER.

     Each of HBOC and the Borrower covenants and agrees that, so long as any Revolving Credit Loan, Unpaid Reimbursement Obligation, Letter of Credit or Revolving Credit Note is outstanding or any Bank has any obligation to make any Revolving Credit Loans or the Agent has any obligation to issue, extend or renew any Letters of Credit:

     8.1. Punctual Payment. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Revolving Credit Loans, all Reimbursement Obligations, the Letter of Credit Fees, the commitment fees, the Agent's fee and all other amounts provided for in this Credit Agreement and the other Loan Documents to which HBOC, the Borrower or any of their Subsidiaries are a party, all in accordance with the terms of this Credit Agreement and such other Loan Documents.

     8.2. Maintenance of Office. The Borrower will maintain its chief executive office at 301 Perimeter Center North, Atlanta, Georgia 30346 or at such other place in the United States of America as the Borrower shall designate upon prior written notice to the Agent, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents to which the Borrower is a party may be given or made.

     8.3. Records and Accounts. HBOC and the Borrower will (a) keep, and cause each of their Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with generally accepted accounting principles and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of their properties and the properties of their Subsidiaries, contingencies, and other reserves.

     8.4. Financial Statements, Certificates and Information. HBOC and the Borrower will deliver to each of the Banks:

            (a)  as soon as practicable, but in any event not later than ninety
     (90) days after the end of each fiscal year of the Borrower, the consolidated balance sheet of HBOC, the Borrower and their Subsidiaries and the consolidating balance sheet of HBOC, the Borrower and their Subsidiaries, each as at the end of such year, and the related consolidated statement of income and consolidated statement of cash flow and consolidating statement of income and consolidating statement of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated and consolidating statements to be in reasonable detail, prepared in accordance with generally accepted accounting principles, and certified without qualification by Arthur Andersen LLP or by other independent certified public accountants satisfactory to the Agent, together with a written statement from such accountants to the effect that they have read the relevant portions of this Credit Agreement necessary to deliver such statement, and that, in making the examination necessary to said certification, they have obtained no knowledge of any Default or Event of Default which relate to any issue or matters which, according to generally accepted auditing standards, such accountants would generally examine and issue such a statement, or, if such accountants shall have obtained knowledge of any then existing Default or Event of Default they shall disclose in such statement any such Default or Event of Default; provided that such accountants shall not be liable to the Banks for failure to obtain knowledge of any Default or Event of Default;

            (b) as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the fiscal quarters of the Borrower, copies of the unaudited consolidated balance sheet of HBOC, the Borrower and their Subsidiaries and the unaudited consolidating balance sheet of HBOC, the Borrower and their Subsidiaries, each as at the end of such quarter, and the related consolidated statement of income and consolidated statement of cash flow and consolidating statement of income and consolidating statement of cash flow for the portion of the Borrower's fiscal year then elapsed, all in reasonable detail and prepared in accordance with generally accepted accounting principles, together with a certification by the principal financial or accounting officer of HBOC and the Borrower that the information contained in such financial statements fairly presents the financial position of HBOC, the Borrower and their Subsidiaries on the date thereof (subject to year-end adjustments);

            (c) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by the principal financial or accounting officer of the Borrower in substantially the form of Exhibit C hereto (the "Compliance Certificate") and setting forth in reasonable detail computations evidencing compliance with the covenants contained in Section 10 and (if applicable) reconciliations to reflect changes in generally accepted accounting principles since the Balance Sheet Date;

            (d) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the Securities and Exchange Commission or sent to the stockholders of HBOC; and

            (e) from time to time such other financial data and information (including accountants, management letters) as the Agent or any Bank may reasonably request.

     8.5.   Notices.

            8.5.1. Defaults. HBOC and the Borrower will promptly upon becoming aware thereof, notify the Agent and each of the Banks in writing of the occurrence of any Default or Event of Default. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any other note, evidence of indebtedness, indenture or other obligation to which or with respect to which HBOC, the Borrower or any of their Subsidiaries is a party or obligor, whether as principal, guarantor, surety or otherwise, HBOC and the Borrower shall forthwith give written notice thereof to the Agent and each of the Banks, describing the notice or action and the nature of the claimed default.

            8.5.2. Environmental Events. HBOC and the Borrower will promptly give notice to the Agent and each of the Banks (a) of any violation of any Environmental Law that HBOC, the Borrower or any of their Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency and (b) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, or any federal, state or local environmental agency or board, that has the potential to materially affect the assets, liabilities, financial conditions or operations of HBOC, the Borrower and their Subsidiaries, taken as a whole.

            8.5.3. Notice of Litigation and Judgments. HBOC and the Borrower will, and will cause each of their Subsidiaries to, give notice to the Agent and each of the Banks in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting HBOC, the Borrower or any of their Subsidiaries or to which HBOC, the Borrower or any of their Subsidiaries is or becomes a party involving an uninsured claim against HBOC, the Borrower or any of their Subsidiaries that could reasonably be expected to have a materially adverse effect on HBOC, the Borrower and their Subsidiaries, taken as a whole, and stating the nature and status of such litigation or proceedings. HBOC and the Borrower will, and will cause each of their Subsidiaries to, give notice to the Agent and each of the Banks, in writing, in form and detail satisfactory to the Agent, at the earlier of (10) days (a) of the Borrower receiving notice of, or (b) after the Borrower should have known of, any judgment not covered by insurance, final or otherwise, against HBOC, the Borrower or any of their Subsidiaries in an amount in excess of $10,000,000.

     8.6. Corporate Existence; Maintenance of Properties. Each of HBOC and the Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and those of their Subsidiaries. Each of HBOC and the Borrower (a) will cause all of its material properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (b) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of HBOC and the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (c) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; provided that nothing in this
Section 8.6 shall prevent HBOC or the Borrower from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of HBOC or the Borrower, as the case may be, desirable in the conduct of its or their business and that do not in the aggregate materially adversely affect the business of HBOC, the Borrower and their Subsidiaries on a consolidated basis.

     8.7. Insurance. Each of HBOC and the Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent.

     8.8. Taxes. HBOC and the Borrower will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if HBOC, the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided further that HBOC, the Borrower and each Subsidiary of the Borrower will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.

     8.9.   Inspection of Properties and Books, etc.

            8.9.1. General. HBOC and the Borrower shall permit the Agent, through the Agent's other designated representatives, to visit and inspect any of the properties of HBOC, the Borrower or any of their Subsidiaries, to examine the books of account of HBOC, the Borrower and their Subsidiaries (and, at the expense of the Agent and the Banks if no Default or Event of Default has occurred or is continuing, to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of HBOC, the Borrower and their Subsidiaries with, and to be advised as to the same by, its and their officers, all at such reasonable times and intervals as the Agent or any Bank may reasonably request, provided, however, if a Default or Event of Default has occurred and is continuing, any of the Banks shall be permitted to visit and inspect the properties of HBOC, the Borrower or any of their Subsidiaries in accordance with the provisions of this Section 8.9.1.

            8.9.2. Communications with Accountants. Each of HBOC and the Borrower authorizes the Agent, when accompanied by the Borrower and, if accompanied by the Borrower and the Agent, the Banks to communicate directly with HBOC's and the Borrower's independent certified public accountants and authorizes such accountants to disclose to the Agent and the Banks any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of HBOC and the Borrower or any of their Subsidiaries.

     8.10. Compliance with Laws, Contracts, Licenses, and Permits. Each of HBOC and the Borrower will, and will cause each of its Subsidiaries to, comply with (a) the applicable laws and regulations in all material respects wherever its business is conducted, including all Environmental Laws, (b) the provisions of its charter documents and by-laws, (c) all material agreements and instruments by which it or any of its properties may be bound and (d) all applicable decrees, orders, and judgments. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that HBOC, the Borrower or any of their Subsidiaries may fulfill any of its obligations hereunder or any of the other Loan Documents to which HBOC, the Borrower or such Subsidiary is a party, HBOC and the Borrower will, or (as the case may be) will cause such Subsidiary to, immediately take or cause to be taken all reasonable steps within the power of HBOC, the Borrower or such Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Banks with evidence thereof.

     8.11. Employee Benefit Plans. HBOC and the Borrower will (a) promptly upon filing the same with the Department of Labor or Internal Revenue Service and upon the request of the Agent, furnish to the Agent a copy of the most recent actuarial statement required to be submitted under Section 103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan and (b) promptly upon receipt or dispatch, furnish to the Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under Sections 302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under Sections 4041A, 4202, 4219, 4242, or 4245 of ERISA.

     8.12. Use of Proceeds. The Borrower will use the proceeds of the Revolving Credit Loans for general corporate and working capital purposes. The Borrower will obtain Letters of Credit solely for general corporate and working capital purposes.

     8.13.  Further Assurances.    HBOC and the Borrower will, and will cause
each of their Subsidiaries to, cooperate with the Banks and the Agent and execute such further instruments and documents as the Banks or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.

     9.  CERTAIN NEGATIVE COVENANTS OF THE BORROWER.

     HBOC and the Borrower covenant and agree that, so long as any Revolving Credit Loan, Unpaid Reimbursement Obligation, Letter of Credit or Revolving Credit Note is outstanding or any Bank has any obligation to make any Revolving Credit Loans or the Agent has any obligations to issue any Letters of Credit:

     9.1. Restrictions on Indebtedness. Each of HBOC and the Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume, guarantee or become liable, contingently or otherwise (collectively, the "Debt Incurrence"), with respect to any Indebtedness; provided, however, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, HBOC and its Subsidiaries shall be permitted to create, incur, assume, guarantee or become liable, contingently or otherwise, with respect to any Indebtedness. If such Debt Incurrence is in connection with an acquisition, the principal amount of such Debt Incurrence is greater than or equal to $100,000,000 and there are Revolving Credit Loans outstanding or Letters of Credit with an aggregate face amount in excess of $10,000,000 outstanding at the time of the proposed Debt Incurrence, the Borrower shall prior to such Debt Incurrence demonstrate to the satisfaction of the Agent based on a pro forma Compliance Certificate covenant compliance with Section 10 on a pro forma basis immediately prior to and after giving effect to such Debt Incurrence on the assumption that such Debt Incurrence occurred at the beginning of the covenant calculations period, and any payments on such Indebtedness shall be included in the calculation of Total Debt Service.

     9.2. Restrictions on Liens. Each of HBOC and the Borrower will not, and will not permit any of its Subsidiaries to, (a) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (e) except with respect to sales of Receivables to HBOC Capital or the assumption of credit risk on third party leases through HBOC Capital, sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse without the Banks' prior written consent; provided that HBOC, the Borrower and any Subsidiary of the Borrower may create or incur or suffer to be created or incurred or to exist:

              (i) liens in favor of HBOC or the Borrower on all or part of the assets of Subsidiaries of HBOC or the Borrower securing Indebtedness owing by Subsidiaries of HBOC or the Borrower to the Borrower;

             (ii) liens to secure taxes, assessments and other government charges in respect of obligations not overdue or liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue;

            (iii) deposits or pledges made in connection with, or to secure payment of, workmen's compensation, unemployment insurance, old age pensions or other social security obligations;

             (iv) liens on properties in respect of judgments or awards, the Indebtedness with respect to which is permitted by Section 9.1;

              (v) liens of carriers, warehousemen, mechanics and materialmen, and other like liens on properties in existence less than 120 days from the date of creation thereof in respect of obligations not overdue;

             (vi) encumbrances on Real Estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord's or lessor's liens under leases to which HBOC, the Borrower or a Subsidiary of HBOC or the Borrower is a party, and other minor liens or encumbrances none of which in the opinion of HBOC or the Borrower interferes materially with the use of the property affected in the ordinary conduct of the business of HBOC, the Borrower and their Subsidiaries, which defects do not individually or in the aggregate have a materially adverse effect on the business of HBOC or the Borrower individually or of HBOC, the Borrower and their Subsidiaries on a consolidated basis;

            (vii) liens existing on the date hereof and listed on Schedule 9.2 hereto;

           (viii) purchase money security interests in or purchase money mortgages on real or personal property acquired after the date hereof to secure purchase money Indebtedness permitted by Section 9.1, incurred in connection with the acquisition of such property, which security interests or mortgages cover only the real or personal property so acquired; and

             (ix) liens on assets of a new Subsidiary which is not party to any Loan Document, which liens are in existence on the date of acquisition of the stock or assets of such new Subsidiary and not created in contemplation of such acquisition, and, if such Subsidiary is thereafter merged with and HBOC, the Borrower or any other Subsidiary, liens on assets of the survivor of such merger which existed on the date of such merger.

     9.3. Restrictions on Investments. Each of HBOC and the Borrower will not, and will not permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except, so long as no Default or Event of Default has occurred and is continuing or would exist as a result thereof, Investments consisting of Investments made in connection with, and pursuant to the terms of, HBOC's and the Borrower's Cash Investment Policy.

     9.4. Distributions. HBOC will not make any Distributions or any other payments to stockholders, provided, however, if no Default or Event of Default has occurred or is continuing or would exist after giving effect thereto, HBOC shall be permitted to make Distributions.

     9.5.   Merger, Consolidation and Disposition of Assets.

            9.5.1. Mergers and Acquisitions. Neither HBOC nor the Borrower will, and will not permit any of their Subsidiaries to, become a party to any merger or consolidation, or agree to or effect any asset acquisition or stock acquisition (other than the acquisition of assets in the ordinary course of business consistent with past practices) except (a) the merger or consolidation of one or more of the Subsidiaries of the Borrower or HBOC with and into the Borrower or HBOC, as the case may be; (b) the merger or consolidation of two or more Subsidiaries of the Borrower or HBOC; and (c) other asset or stock acquisitions where (i) if such acquisition involves the merger of the Borrower or HBOC and any other Person, as the case may be, HBOC or the Borrower, as the case may be, is the surviving entity of any such acquisition and merger; (ii) no Default or Event or Event of Default has occurred or is continuing or would exist after giving effect thereto;
     (iii) the Borrower has provided the Agent with prior written notice of such acquisition; (iv) the Borrower has, (1) if the consideration for such acquisition equals or exceeds $100,000,000 in cash or $200,000,000 in stock or (2) assumed or incurred any Indebtedness in connection with such acquisition in an aggregate amount equal to or greater than $100,000,000, and there are any Revolving Credit Loans outstanding or Letters of Credit with an aggregate face amount in excess of $10,000,000 outstanding at the time of the proposed acquisition, demonstrated to the Agent based on a pro forma Compliance Certificate covenant compliance with Section 10 on a pro forma basis immediately prior to and after giving effect to each such acquisition on the assumption that such acquisition occurred at the beginning of the covenant calculations period; (v) any payments on acquisition-related debt instruments shall be included in the calculation of Total Debt Service; and (vi) any acquisition-related debt instruments would not violate the restrictions on Indebtedness set forth in Section
     9.1.  If a pro forma Compliance Certificate is not required under clause
     (iv) solely due to the fact that there are no Revolving Credit Loans or Letters of Credit outstanding, the Borrower shall not thereafter request a Revolving Credit Loan or Letter of Credit until either an actual Compliance Certificate or a pro forma Compliance Certificate has been delivered.

            9.5.2. Disposition of Assets. Each of HBOC and the Borrower will not, and will not permit any of its Subsidiaries to, become a party to or agree to or effect any disposition of assets, provided, however, HBOC and the Borrower shall be permitted to dispose of assets provided (a) no Default or Event of Default has occurred and is continuing or would exist as a result thereof; and (ii) the Borrower has provided the Agent with prior written notice of any such material disposition; and in the case of all dispositions of assets the aggregate maximum amount of all assets disposed of during the term of this Credit Agreement shall not exceed an amount equal to twenty percent (20%) of Consolidated Total Assets prior to such dispositions.

     9.6. Compliance with Environmental Laws. The Borrower will not, and will not permit any of its Subsidiaries to do any of the following in any manner that would violate in any material respect any Environmental Law or bring any of the Real Estate in material violation of any Environmental Law,
(a) use any of the Real Estate or any portion thereof for the handling, processing, storage or disposal of Hazardous Substances, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances, (c) generate any Hazardous Substances on any of the Real Estate, (d) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a release (i.e. releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) or threatened release of Hazardous Substances on, upon or into the Real Estate or (e) otherwise conduct any activity at any Real Estate or use any Real Estate in any manner that would violate in any material respect any Environmental Law or bring such Real Estate in material violation of any Environmental Law.

     9.7. Employee Benefit Plans. Neither HBOC, the Borrower nor any ERISA Affiliate will

            (a)  engage in any "prohibited transaction" within the meaning of
     Section 406 of ERISA or Section 4975 of the Code which could result in a material liability for HBOC, the Borrower or any of their Subsidiaries; or

            (b) permit any Guaranteed Pension Plan to incur an "accumulated funding deficiency", as such term is defined in Section 302 of ERISA, whether or not such deficiency is or may be waived; or

            (c) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of HBOC, the Borrower or any of its Subsidiaries pursuant to Section 302(f) or
     Section 4068 of ERISA; or

            (d) permit or take any action which would result in the aggregate benefit liabilities (with the meaning of Section 4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities, by more than the amount set forth in Section 7.15.3.

     10.  FINANCIAL COVENANTS OF THE BORROWER.

     Each of HBOC and the Borrower covenants and agrees that, so long as any Revolving Credit Loan, Unpaid Reimbursement Obligation, Letter of Credit or Revolving Credit Note is outstanding or any Bank has any obligation to make any Revolving Credit Loans or the Agent has any obligation to issue, extend or renew any Letters of Credit:

     10.1. Operating Cash Flow to Total Debt Service. HBOC and the Borrower will not permit the ratio of Consolidated Operating Cash Flow to Consolidated Total Debt Service for any fiscal quarter to be less than 3.75:1.00.

     10.2. Leverage Ratio. Neither HBOC nor the Borrower will, at any time during any fiscal quarter, permit the Leverage Ratio to exceed 1.00:1.00.

     10.3. Minimum Tangible Net Worth. Neither HBOC nor the Borrower will permit Consolidated Tangible Net Worth at the end of any fiscal quarter to be less than the sum of (a) ninety percent (90%) of the Consolidated Tangible Net Worth of HBOC and its Subsidiaries as of March 31, 1997 plus, on a cumulative basis, (b) 75% of positive Consolidated Net Income (which calculation shall include any noncash nonrecurring writedowns taken in connection with any acquisition accruing after the Closing Date) for each fiscal quarter subsequent to March 31, 1997, plus (c) 50% of the proceeds of any sale by HBOC or any of its Subsidiaries of equity securities issued by such Person or warrants or subscription rights for equity securities issued by such Person after March 31, 1997; provided, however, to the extent HBOC or its Subsidiaries issue any securities to be paid as consideration for all or any portion of the purchase price of any asset or stock acquired by HBOC or such Subsidiary (the "Equity Consideration"), the proceeds of such Equity Consideration shall be excluded from this subparagraph (c) to the extent such proceeds were used to purchase assets which would not be included in the calculation of Consolidated Tangible Net Worth.

     11.  CLOSING CONDITIONS.

     The obligations of the Banks to make the initial Revolving Credit Loans and of the Agent to issue any initial Letters of Credit shall be subject to the satisfaction of the following conditions precedent on or prior to the date hereof:

      11.1 Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Banks. Each Bank shall have received a fully executed copy of each such document.

     11.2 Certified Copies of Charter Documents. Each of the Banks shall have received from HBOC and the Borrower a copy, certified by a duly authorized officer of such Person to be true and complete on the Closing Date, of each of (a) its charter or other incorporation documents as in effect on such date of certification, and (b) its by-laws as in effect on such date.

     11.3 Corporate Action. All corporate action necessary for the valid execution, delivery and performance by HBOC and the Borrower of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Banks shall have been provided to each of the Banks.

     11.4 Incumbency Certificate. Each of the Banks shall have received from HBOC and the Borrower an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of HBOC and the Borrower, and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of each of HBOC and the Borrower, each of the Loan Documents and Security Documents to which HBOC and the Borrower is or is to become a party; (b) in the case of the Borrower, to make Loan Requests and Conversion Requests and to apply for Letters of Credit; and (c) to give notices and to take other action on its behalf under the Loan Documents.

     11.5. Certificates of Insurance. The Agent shall have received a certificate of insurance from an independent insurance broker dated as of or prior to the Closing Date, identifying insurers, types of insurance, insurance limits, and policy terms.

     11.6  Solvency Certificate.   Each of the Banks shall have received an
officer's certificate of HBOC and the Borrower dated as of the Closing Date as to the solvency of HBOC, the Borrower and their Subsidiaries on a consolidated basis following the consummation of the transactions contemplated herein and in form and substance satisfactory to the Banks.

     11.7 Opinion of Counsel. Each of the Banks and the Agent shall have received a favorable legal opinion addressed to the Banks and the Agent, dated as of the Closing Date, in form and substance satisfactory to the Banks and the Agent, from:

          (a) internal counsel to the Borrower and HBOC as to corporate matters; and

          (b)  external counsel to HBOC and the Borrower.

     11.8. Payment of Fees. The Borrower shall have paid to the Banks or the Agent, as appropriate, the fee pursuant to Section 5.1 and the letter referenced therein.

     11.9 Disbursement Instructions. The Agent shall have received disbursement instructions from the Borrower with respect to the proceeds of the initial Revolving Credit Loan.

     12.  CONDITIONS TO ALL BORROWINGS.

     The obligations of the Banks to make any Revolving Credit Loan and of the Agent to issue, extend or renew any Letter of Credit, in each case whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

     12.1. Representations True; No Event of Default. Each of the representations and warranties of any of HBOC, the Borrower and their Subsidiaries contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Loan or the issuance, extension or renewal of any Letter of Credit, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing. The Agent shall have received a certificate of each of HBOC and the Borrower signed by an authorized officer of the Borrower to such effect.

     12.2. No Legal Impediment. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Bank would make it illegal for such Bank to make such Revolving Credit Loan or to participate in the issuance, extension or renewal of such Letter of Credit or in the reasonable opinion of the Agent would make it illegal for the Agent to issue, extend or renew such Letter of Credit.

     12.3. Governmental Regulation. Each Bank shall have received such statements in substance and form reasonably satisfactory to such Bank as such Bank shall reasonably require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

     12.4. Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be reasonably satisfactory in substance and in form to the Banks and to the Agent and the Agent's Special Counsel, and the Banks, the Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent or any Bank may reasonably request.

     13.  EVENTS OF DEFAULT; ACCELERATION; ETC.

     13.1 Events of Default and Acceleration. If any of the following events ("Events of Default" or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, "Defaults") shall occur:

           (a) the Borrower shall fail to pay any principal of the Revolving Credit Loans or any Reimbursement Obligation when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

          (b) the Borrower shall fail to pay any interest on the Revolving Credit Loans, the commitment fee, any Letter of Credit Fee, the Agent's fee, or other sums due hereunder or under any of the other Loan Documents, within (i) three (3) Business Days as to interest and (ii) five (5) Business Days as to fees and other sums, of the date when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

          (c) HBOC, the Borrower or any of their Subsidiaries, as applicable shall fail to comply with any of its covenants contained in Sections 8.1 (other than those specified in 13.1(a) and (b)), 8.5.1, 8.9, 8.12, 9.1 -
     9.5 or 10;

          (d) HBOC, the Borrower or any of any of their Subsidiaries shall fail to perform any term, covenant or agreement contained in Sections
     8.4 and 8.5.2, 8.5.3 and 8.5.4 for a period of which is the lesser of
     (i) two (2) Business Days after written notice of such failure has been given to the Borrower by the Agent or (ii) 10 days from the date of noncompliance with such covenant;

          (e) HBOC, the Borrower or any of their Subsidiaries shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this Section 13.1) for thirty (30) days after written notice of such failure has been given to the Borrower by the Agent;

          (f) any representation or warranty of HBOC, the Borrower or any of their Subsidiaries in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

          (g) HBOC, the Borrower or any of their Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or in respect of any Capitalized Leases or Synthetic Leases in excess of $5,000,000 in the aggregate, or fail to observe or perform any term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing borrowed money or credit received or in respect of any Capitalized Leases or Synthetic Leases for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof;

          (h) HBOC, the Borrower or any of their Subsidiaries party to any Loan Document shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of HBOC, the Borrower or any of their Subsidiaries party to any Loan Document or of any substantial part of the assets of the Borrower or any of its Subsidiaries party to any Loan Document or shall commence any case or other proceeding relating to HBOC, the Borrower or any of their Subsidiaries party to any Loan Document under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against HBOC, the Borrower or any of their Subsidiaries party to any Loan Document and HBOC, the Borrower or any of their Subsidiaries party to any Loan Document shall indicate its approval thereof, consent thereto or acquiescence therein;

          (i) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating HBOC, the Borrower or any of their Subsidiaries party to any Loan Document bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of HBOC, the Borrower or any Subsidiary party to any Loan Document of HBOC or the Borrower in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

          (j) there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty days, whether or not consecutive, any final judgment against HBOC, the Borrower or any of their Subsidiaries that, with other outstanding final judgments, undischarged, against HBOC, the Borrower or any of their Subsidiaries exceeds in the aggregate $5,000,000;

          (k) if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Banks, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of HBOC, the Borrower or any of their Subsidiaries party thereto or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

          (l) with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Majority Banks shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of HBOC, the Borrower or any of their Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $5,000,000 and such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or a trustee shall have been appointed by the United States District Court to administer such Plan; or the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

          (m) HBOC, the Borrower or any of their Subsidiaries shall be enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting any material part of its business and such order shall continue in effect for more than thirty (30) days;

          (n) there shall occur any material damage to, or loss, theft or destruction of, any assets, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Borrower or any of its Subsidiaries if such event or circumstance is not covered by business interruption insurance and could reasonably be expected to have a material adverse effect on the business or financial condition of HBOC, the Borrower and their Subsidiaries, taken as a whole;

          (o) there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by HBOC, the Borrower or any of their Subsidiaries if such loss, suspension, revocation or failure to renew could reasonably be expected to have a material adverse effect on the business or financial condition of HBOC, the Borrower and their Subsidiaries, taken as a whole;

          (p) HBOC, the Borrower or any of their Subsidiaries shall be indicted for a state or federal crime, or any civil or criminal action shall otherwise have been brought or threatened against HBOC, the Borrower or any of their Subsidiaries, a punishment for which in any such case could include the forfeiture of any assets of the Borrower or such Subsidiary having a fair market value in excess of $5,000,000; or

          (q) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired after the Closing Date beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of fifty-one percent (51%) or more of the outstanding shares of common stock of HBOC or the Borrower;

then, and in any such event, so long as the same may be continuing, the Agent shall upon the request of the Majority Banks by notice in writing to the Borrower declare all amounts owing with respect to this Credit Agreement, the Revolving Credit Notes and the other Loan Documents and all Reimbursement Obligations to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in Sections 13.1(h) or 13.1(i), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Agent or any Bank.

     13.2 Termination of Commitments. If any one or more of the Events of Default specified in Section 13.1(h) or Section 13.1(i) shall occur, any unused portion of the credit hereunder shall forthwith terminate and each of the Banks shall be relieved of all further obligations to make Loans to the Borrower and the Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit. If any other Event of Default shall have occurred and be continuing, or if on any Drawdown Date or other date for issuing, extending or renewing any Letter of Credit the conditions precedent to the making of the Revolving Credit Loans to be made on such Drawdown Date or (as the case may be) to issuing, extending or renewing such

Letter of Credit on such other date are not satisfied, the Agent shall upon the request of the Majority Banks by notice to the Borrower, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Banks shall be relieved of all further obligations to make Revolving Credit Loans and the Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit. No termination of the credit hereunder shall relieve HBOC, the Borrower or any of their Subsidiaries of any of the Obligations.

     13.3. Remedies. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Banks shall have accelerated the maturity of the Revolving Credit Loans pursuant to Section 13.1, each Bank, if owed any amount with respect to the Revolving Credit Loans or the Reimbursement Obligations, may, with the consent of the Majority Banks but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Bank are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Bank. No remedy herein conferred upon any Bank or the Agent or the holder of any Revolving Credit Note or purchaser of any Letter of Credit Participation is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

     13.4. Distribution of Proceeds. In the event that, following the occurrence or during the continuance of any Default or Event of Default, the Agent or any Bank, as the case may be, receives any monies in connection with the enforcement of any of its rights under any of the Loan Documents, such monies shall be distributed for application as follows:

          (a) First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Agent in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent under this Credit Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent to such monies;

          (b) Second, to all other Obligations in such order or preference as the Majority Banks may determine; provided, however, that distributions in respect of such obligations shall be made (i) pari passu among Obligations with respect to the Agent's fee payable pursuant to Section
     5.2 and all other Obligations and (ii) Obligations owing to the Banks with respect to each type of Obligation such as interest, principal, fees and expenses, shall be made among the Banks pro rata; and provided, further, that the Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable;

          (c) Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Banks and the Agent of all of the Obligations, to the payment of any obligations required to be paid pursuant to Section 9-504(1)(c) of the Uniform Commercial Code of the Commonwealth of Massachusetts; and

          (d) Fourth, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

     14. SETOFF.

     Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits or other sums credited by or due from any of the Banks to the Borrower and any securities or other property of the Borrower in the possession of such Bank may be applied to or set off by such Bank against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to such Bank. Each of the Banks agrees with each other Bank that (a) if an amount to be set off is to be applied to Indebtedness of the Borrower to such Bank, other than Indebtedness evidenced by the Revolving Credit Notes held by such Bank or constituting Reimbursement Obligations owed to such Bank, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Revolving Credit Notes held by such Bank or constituting Reimbursement Obligations owed to such Bank, and (b) if such Bank shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Revolving Credit Notes held by, or constituting Reimbursement Obligations owed to, such Bank by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Revolving Credit Note or Revolving Credit Notes held by, or Reimbursement Obligations owed to, such Bank any amount in excess of its ratable portion of the payments received by all of the Banks with respect to the Revolving Credit Notes held by, and Reimbursement Obligations owed to, all of the Banks, such Bank will make such disposition and arrangements with the other Banks with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Bank receiving in respect of the Revolving Credit Notes held by it or Reimbursement Obligations owed it, its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Bank, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

     15. THE AGENT.

     15.1  Authorization.

          (a) The Agent is authorized to take such action on behalf of each of the Banks and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent.

          (b) The relationship between the Agent and each of the Banks is that of an independent contractor. The use of the term "Agent" is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Agent and each of the Banks. Nothing contained in this Credit Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Agent and any of the Banks.

          (c) As an independent contractor empowered by the Banks to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Agent is nevertheless a "representative" of the Banks, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Banks and the Agent with respect to all collateral security and guaranties contemplated by the Loan Documents. Such actions include the designation of the Agent as "secured party", "mortgagee" or the like on all financing statements and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests, mortgages or deeds of trust in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Banks and the Agent.

     15.2. Employees and Agents. The Agent may exercise its powers and execute its duties by or through affiliates, employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Credit Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

     15.3 No Liability. Neither the Agent nor any of its affiliates, shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.


     15.4. No Representations. The Agent shall not be responsible for the execution or validity or enforceability of this Credit Agreement, the Revolving Credit Notes, the Letters of Credit, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Revolving Credit Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Revolving Credit Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of HBOC, the Borrower or any of their Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Revolving Credit Notes or to inspect any of the properties, books or records of HBOC, the Borrower or any of their Subsidiaries. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any holder of any of the Revolving Credit Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Banks, with respect to the credit worthiness or financial conditions of HBOC, the Borrower or any of their Subsidiaries.
Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.

     15.5.  Payments.

            15.5.1. Payments to Agent. A payment by the Borrower to the Agent hereunder or any of the other Loan Documents for the account of any Bank shall constitute a payment to such Bank. The Agent agrees promptly to distribute to each Bank such Bank's pro rata share of payments received by the Agent for the account of the Banks except as otherwise expressly provided herein or in any of the other Loan Documents.

            15.5.2. Distribution by Agent. If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Revolving Credit Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent

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


     jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

            15.5.3. Delinquent Banks. Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Loan Documents, any Bank that fails (a) to make available to the Agent its pro rata share of any Revolving Credit Loan or to purchase any Letter of Credit Participation or (b) to comply with the provisions of Section 14 with respect to making dispositions and arrangements with the other Banks, where such Bank's share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Banks, in each case as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent (a "Delinquent Bank") and shall be deemed a Delinquent Bank until such time as such delinquency is satisfied. A Delinquent Bank shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Revolving Credit Loans, Unpaid Reimbursement Obligations, interest, fees or otherwise, to the remaining nondelinquent Banks for application to, and reduction of, their respective pro rata shares of all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations. The Delinquent Bank hereby authorizes the Agent to distribute such payments to the nondelinquent Banks in proportion to their respective pro rata shares of all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations. A Delinquent Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations of the nondelinquent Banks, the Banks' respective pro rata shares of all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

     15.6. Holders of Revolving Credit Notes. The Agent may deem and treat the payee of any Revolving Credit Note or the purchaser of any Letter of Credit Participation as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

     15.7. Indemnity. The Banks ratably agree hereby to indemnify and hold harmless the Agent and its affiliates from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by Section 16), and liabilities of every nature and character arising out of or related to this Credit Agreement, the Revolving Credit Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent's actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent's willful misconduct or gross negligence.

      15.8. Agent as Bank. In its individual capacity, BKB shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Revolving Credit Loans made by it, and as the holder of any of the Revolving Credit Notes and as the purchaser of any Letter of Credit Participations, as it would have were it not also the Agent.

      15.9  Resignation.  The Agent may resign at any time by giving sixty
(60) days prior written notice thereof to the Banks and the Borrower. Upon any such resignation, the Majority Banks shall have the right to appoint a successor Agent. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to the Borrower. If no successor Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a financial institution having a rating of not less than A or its equivalent by Standard & Poor's Corporation. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation, the provisions of this Credit Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

     15.10. Notification of Defaults and Events of Default. Each Bank hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Agent thereof. The Agent hereby agrees that upon receipt of any notice under this Section 16.10, or upon learning of the existence of a Default or an Event of Default, it shall promptly notify the other Banks of the existence of such Default or Event of Default.

     16 EXPENSES.

     The Borrower agrees to pay (a) the reasonable costs incurred by the Agent of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Banks (other than taxes based upon the Agent's or any Bank's net income) on or with respect to the transactions contemplated by this Credit Agreement (the Borrower hereby agreeing to indemnify the Agent and each Bank with respect thereto), (c) the reasonable fees, expenses and disbursements of the Agent's Special

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

Counsel or any local counsel to the Agent incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the reasonable fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein; (e) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys' fees and costs, which attorneys may be employees of any Bank or the Agent, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by any Bank or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against HBOC, the Borrower or any of their Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Bank's or the Agent's relationship with HBOC, the Borrower or any of their Subsidiaries and (f) all reasonable fees, expenses and disbursements of the Agent incurred in connection with UCC searches made prior to the Closing Date. The covenants of this Section 16. shall survive payment or satisfaction of all other Obligations.

     17.  INDEMNIFICATION.

     The Borrower agrees to indemnify and hold harmless the Agent, its affiliates and the Banks from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by the Borrower or any of their Subsidiaries of the proceeds of any of the Revolving Credit Loans or Letters of Credit, (b) HBOC, the Borrower or any of their Subsidiaries entering into or performing this Credit Agreement or any of the other Loan Documents or (c) with respect to HBOC, the Borrower and their Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding. The Borrower shall not be required to indemnify the Agent or any Bank for any loss or damage arising from the gross negligence or willful misconduct of such party seeking indemnification. In litigation, or the preparation therefor, the Banks and the Agent shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrower under this Section 18 are unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this Section 18 shall survive payment or satisfaction in full of all other Obligations.

     18.  SURVIVAL OF COVENANTS, ETC.

     All covenants, agreements, representations and warranties made herein, in the Revolving Credit Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of HBOC, the Borrower or any of their Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Banks and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Banks of any of the Revolving Credit Loans and the issuance, extension or renewal of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or any amount due under this Credit Agreement or the Revolving Credit Notes or any of the other Loan Documents remains outstanding or any Bank has any obligation to make any Revolving Credit Loans or the Agent has any obligation to issue, extend or renew any Letter of Credit, and for such further time as may be otherwise expressly specified in this Credit Agreement. All statements contained in any certificate or other paper delivered to any Bank or the Agent at any time by or on behalf HBOC, of the Borrower or any of their Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by HBOC, the Borrower or such Subsidiary hereunder.

     19. ASSIGNMENT AND PARTICIPATION.

     19.1. Conditions to Assignment by Banks. Except as provided herein, each Bank may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Credit Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Revolving Credit Loans at the time owing to it, the Revolving Credit Notes held by it and its participating interest in the risk relating to any Letters of Credit); provided that (i) each of the Agent and the Borrower (unless a Default or an Event of Default has occurred and is continuing) shall have given its prior written consent to such assignment, which consent will not be unreasonably withheld, provided, however, if such Bank assigns to its affiliate, no consent is required, (ii) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank's rights and obligations under this Credit Agreement, (iii) each assignment shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (iv) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of Exhibit D hereto (an "Assignment and Acceptance"), together with any Revolving Credit Notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (i) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder, and (ii) the assigning Bank shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in Section 19.3, be released from its obligations under this Credit Agreement.

      19.2. Certain Representations and Warranties; Limitations; Covenants. By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:

          (a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Bank makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage,

          (b) the assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of HBOC, the Borrower and their Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by HBOC, the Borrower and their Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Credit Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;

          (c) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the most recent financial statements referred to in Section 7.4 and Section 8.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

          (d) such assignee will, independently and without reliance upon the assigning Bank, the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement;

          (e) such assignee represents and warrants that it is an Eligible Assignee;

          (f) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Credit Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

          (g) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Credit Agreement are required to be performed by it as a Bank;

          (h) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; and

          (i) such assignee acknowledges that it has made arrangements with the assigning Bank satisfactory to such assignee with respect to its pro rata share of Letter of Credit Fees in respect of outstanding Letters of Credit.

     19.3. Register. The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the "Register") for the recordation of the names and addresses of the Banks and the Commitment Percentage of, and principal amount of the Revolving Credit Loans owing to and Letter of Credit Participations purchased by, the Banks from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrower and the Banks at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Bank agrees to pay to the Agent a registration fee in the sum of $3,000, provided, however, if such Bank assigns to its affiliate, no registration fee is required.

     19.4 New Revolving Credit Notes. Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Revolving Credit Note subject to such assignment, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Banks (other than the assigning Bank). Within five (5) Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Revolving Credit Note, a new Revolving Credit Note to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Acceptance and, if the assigning Bank has retained some portion of its obligations hereunder, a new Revolving Credit Note to the order of the assigning Bank in an amount equal to the amount retained by it hereunder. Such new Revolving Credit Notes shall provide that they are replacements for the surrendered Revolving Credit Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Revolving Credit Notes, shall be dated the effective date of such in Assignment and Acceptance and shall otherwise

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be substantially the form of the assigned Revolving Credit Notes.  Within five (5) days of issuance of any new Revolving Credit Notes pursuant to this
Section 19.4, the Borrower shall deliver an opinion of counsel, addressed to the Banks and the Agent, relating to the due authorization, execution and delivery of such new Revolving Credit Notes and the legality, validity and binding effect thereof, in form and substance satisfactory to the Banks. The surrendered Revolving Credit Notes shall be cancelled and returned to the Borrower.

     19.5. Participations. Each Bank may sell participations to one or more banks or other entities in all or a portion of such Bank's rights and obligations under this Credit Agreement and the other Loan Documents; provided that (a) each such participation shall be in an amount of not less than $5,000,000, (b) any such sale or participation shall not affect the rights and duties of the selling Bank hereunder to the Borrower and (c) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Revolving Credit Loans, extend the term or increase the amount of the Commitment of such Bank as it relates to such participant, reduce the amount of any commitment fees or Letter of Credit Fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest.

      19.6. Disclosure. HBOC and the Borrower agrees any Bank or its affiliate may disclose information obtained by such Bank pursuant to this Credit Agreement to assignees or participants and potential assignees or participants hereunder in accordance with and subject to the provisions of
Section 29.

      19.7. Assignee or Participant Affiliated with the Borrower. If any assignee Bank is an Affiliate of HBOC or the Borrower, then any such assignee Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to Section
13.1 or Section 13.2, and the determination of the Majority Banks shall for all purposes of this Agreement and the other Loan Documents be made without regard to such assignee Bank's interest in any of the Revolving Credit Loans.
 If any Bank sells a participating interest in any of the Revolving Credit Loans or Reimbursement Obligations to a participant, and such participant is HBOC, the Borrower or an Affiliate of HBOC or the Borrower, then such transferor Bank shall promptly notify the Agent of the sale of such participation. A transferor Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to Section 13.1 or Section 13.2 to the extent that such participation is beneficially owned by HBOC or the Borrower or any Affiliate of HBOC or the Borrower, and the determination of the Majority Banks shall for all purposes of this Agreement and

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the other Loan Documents be made without regard to the interest of such transferor Bank in the Revolving Credit Loans to the extent of such participation.

     19.8 Miscellaneous Assignment Provisions. Any assigning Bank shall retain its rights to be indemnified pursuant to Section 16 with respect to any claims or actions arising prior to the date of such assignment. If any assignee Bank is not incorporated under the laws of the United States of America or any state thereof, it shall, prior to the date on which any interest or fees are payable hereunder or under any of the other Loan Documents for its account, deliver to the Borrower and the Agent certification as to its exemption from deduction or withholding of any United States federal income taxes. If any Reference Bank transfers all of its interest, rights and obligations under this Credit Agreement, the Agent shall, in consultation with the Borrower and with the consent of the Borrower and the Majority Banks, appoint another Bank to act as a Reference Bank hereunder. Anything contained in this Section 19 to the contrary notwithstanding, any Bank may at any time pledge all or any portion of its interest and rights under this Credit Agreement (including all or any portion of its Revolving Credit Notes) to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or the enforcement thereof shall release the pledgor Bank from its obligations hereunder or under any of the other Loan Documents.

     19.9. Assignment by Borrower. The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Banks.

     20.  NOTICES, ETC.

     Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Revolving Credit Notes or any Letter of Credit Applications shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:

          (a) if to HBOC or the Borrower, at 301 Perimeter Center North, Atlanta, GA 30346, Attention: Jay Gilbertson, Chief Financial Officer, or at such other address for notice as the Borrower shall last have furnished in writing to the Person giving the notice;

          (b) if to the Agent, at 100 Federal Street, 01-08-06, Boston, Massachusetts 02110, USA, Attention: Jay L. Massimo, Vice President, or such other address for notice as the Agent shall last have furnished in writing to the Person giving the notice; and

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          (c)  if to any Bank, at such Bank's address set forth on Schedule 1 hereto, or such other address for notice as such Bank shall have last furnished in writing to the Person giving the notice.

     Any such notice or demand shall be deemed to have been duly given or made and to have become effective (a) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and (b) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.

     21.  GOVERNING LAW.

     THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). HBOC AND THE BORROWER AGREE THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON HBOC AND THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN Section 20. HBOC AND THE BORROWER HEREBY WAIVE ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

     22. HEADINGS.

     The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

     23.  COUNTERPARTS.

     This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

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     24.  ENTIRE AGREEMENT, ETC.

     The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in Section 26.

     25.  WAIVER OF JURY TRIAL.

     The Agent, the Banks, HBOC and the Borrower hereby waive their right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Credit Agreement, the Revolving Credit Notes or any of the other Loan Documents, any rights or obligations hereunder or thereunder or the performance of which rights and obligations. Except as prohibited by law, each of the Agent, the Banks, HBOC and the Borrower hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Each of the Agent, the Banks, HBOC and the Borrower (a) certifies that no representative, agent or attorney of any other party hereto has represented, expressly or otherwise, that any other party hereto would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that the other parties have been induced to enter into this Credit Agreement, the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein.

     26.  CONSENTS, AMENDMENTS, WAIVERS, ETC.

     Any consent or approval required or permitted by this Credit Agreement to be given by all of the Banks may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by HBOC, the Borrower or any of their Subsidiaries of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Majority Banks. Notwithstanding the foregoing, the rate of interest on the Revolving Credit Notes (other than interest accruing pursuant to Section 5.11.2 following the effective date of any waiver by the Majority Banks of the Default or Event of Default relating thereto), the term of the Revolving Credit Notes, the amount of the Commitments of the Banks, and the amount of commitment fee or Letter of Credit Fees hereunder may not be changed without the written consent of the Borrower and the written consent of each Bank affected thereby; the definition of Majority Banks may not be amended without the written consent of all of the Banks; and the amount of the Agent's Fee or any Letter

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of Credit Fees payable for the Agent's account and Section 15 may not be amended without the written consent of the Agent. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon HBOC or the Borrower shall entitle HBOC or the Borrower to other or further notice or demand in similar or other circumstances.

     27.  SEVERABILITY.

     The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

      28.  TRANSITIONAL ARRANGEMENTS.

      28.1. Original Credit Agreement Superseded. This Credit Agreement shall on the Closing Date supersede the Original Credit Agreement in its entirety, except as provided in this Section 28. On the Closing Date, the rights and obligations of the parties evidenced by the Original Credit Agreement shall be evidenced by the Credit Agreement and other Loan Documents, the "Revolving Credit Loans" as defined in the Original Credit Agreement shall be Revolving Credit Loans as defined herein.

      28.2. Return and Cancellation of Revolving Credit Notes. As soon as reasonably practicable after its receipt of its Revolving Credit Note hereunder on the Closing Date, each of the Banks will promptly return to the Borrower, marked "Substituted" or "Cancelled", as the case may be, any notes of the Borrower held by the Banks pursuant to the Original Credit Agreement.

      28.3 Interest and Fees Under Superseded Agreement. All interest and fees and expenses, if any, owing or accruing under or in respect of the Original Credit Agreement through the Closing Date shall be calculated as of the Closing Date (prorated in the case of any fractional periods), and shall be paid in accordance with the method, and on the dates, specified in the Original Credit Agreement, as if the Original Credit Agreement were still in effect. Commencing on the Closing Date, the commitment fees shall be payable by the Borrower to the Agent for the account of the Banks in accordance with
Section 2.2.

29. CONFIDENTIALITY. Each Bank agrees to exercise reasonable efforts to keep any information delivered or made available by HBOC or the Borrower to it confidential from anyone other than persons employed or retained by such Bank, including legal counsel, who are or are expected to become engaged in evaluating, approving, structuring or administering the Revolving Credit Loans; provided,

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however that nothing herein shall prevent any Bank from disclosing such information (a) to its affiliates or any other Bank, (b) upon the order of any court or administrative agency, (c) upon the request or demand of any regulatory agency or authority having jurisdiction over such Bank, (d) which has been publicly disclosed by or on behalf of HBOC or the Borrower, (e) to the extent reasonably required in connection with any litigation to which the Agent, any bank or their respective affiliates may be a party, (f) to the extent reasonably required in connection with any audits or accountings and
(g) to any actual or proposed participant, assignee or other transferee of all or part of its rights hereunder which has agreed in writing to be bound by the provisions of this Section 29; provided, that, should disclosure of any such confidential information be required by virtue of either clause (b) or (c) of the immediately preceding sentence, any relevant Bank shall promptly notify HBOC and the Borrower as to allow HBOC and the Borrower to seek a protective order or to take any other appropriate action; provided, further, that, no Bank shall be required to delay compliance with any directive to disclose any such information so as to allow HBOC and the Borrower to effect any such action.

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     IN WITNESS WHEREOF, the undersigned have duly executed this Amended and
Restated Revolving Credit Agreement as a sealed instrument as of the date first set forth above.

                                       HBO & COMPANY OF GEORGIA



                                       By: ------------------------------------
                                           Name:
                                           Title:



                                       HBO & COMPANY



                                       By: ------------------------------------
                                           Name:
                                           Title:



                                       BANKBOSTON, N.A., individually and
                                       as Agent



                                       By: ------------------------------------
                                           Name:
                                           Title:



                                       NATIONSBANK OF TEXAS, N.A.



                                       By: ------------------------------------
                                           Name:
                                           Title:



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